Exhibit 10.1

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
MAXWELL TECHNOLOGIES, INC.

AND

DATA DEVICE CORPORATION

APRIL 12, 2016

i

Exhibits
Exhibit A     Form of Offer Letter
Exhibit B    Form of Assignment and Assumption Agreement
Exhibit C    Form of Bill of Sale
Exhibit D    Form of Patent Assignment
Exhibit E    Form of Trademark Assignment
Exhibit F    Form of Escrow Agreement
Exhibit G    Form of Assumption of Lease
Exhibit H    Form of Transition Services Agreement
Exhibit I    Form of License Agreement
Exhibit J    Form of Resale Certificate

Schedules

Schedule 1.01(a)    Key Employees
Schedule 1.01(b)    Business Contracts
Schedule 1.01(c)    Business Employees
Schedule 1.01(d)    Inventory
Schedule 1.01(e)    Tax Liens
Schedule 1.01(f)    Products
Schedule 1.01(g)    Tangible Personal Property
Schedule 1.01(h)    Third-Party Intellectual Property
Schedule 1.01(i)    Permits
Schedule 1.01(j)    Other Purchased Assets
Schedule 1.01(k)    Seller-Owned Intellectual Property
Schedule 2.07(a)    Specified Accounting Principles and Working Capital Illustration
Schedule 6.04(d)    Pro Rata Bonuses
Schedule 7.02(c)    Required Consents
Schedule 7.02(h)    Export Licenses
Schedule 7.02(i)    Technical Assistance Agreements

Disclosure Schedule

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 12, 2016, is entered into by and between Maxwell Technologies, Inc., a Delaware corporation (“Seller”), and Data Device Corporation, a Delaware corporation (“Purchaser”). Capitalized terms have the respective meanings ascribed to them in Article 1.
RECITALS
WHEREAS, Seller is engaged in, among other things, the Business (as defined herein).
WHEREAS, Seller desires to sell, assign, transfer, convey and deliver, and Purchaser desires to purchase, acquire, accept and assume, the Purchased Assets (as defined herein) and Assumed Liabilities (as defined herein) upon the terms and subject to the conditions specified in this Agreement.
WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of the individuals identified on Schedule 1.01(a) (the “Key Employees”) is entering into an offer of employment letter with Purchaser in the form attached hereto as Exhibit A (an ”Offer Letter”).
AGREEMENT
NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:
ARTICLE 1.
DEFINITIONS
Section 1.01    Definitions.
(a)    As used in this Agreement, the following terms have the following meanings:
“Accounts Payable” means trade accounts payable incurred in the ordinary course of business.
“Acquisition Proposal” means an indication of interest, offer or proposal to acquire Seller’s right, title and interest in and to any material portion of the Purchased Assets or the Business in a single transaction or series of related transactions (other than the Transactions).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
“Anti-Corruption Law” means the FCPA and any other Applicable Law dealing with bribery, corruption, kickbacks, or similar matters.
“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Assumed Liabilities” means only the following Liabilities of Seller and its Subsidiaries which pertain to or arise out of the Business or the Purchased Assets, and no other Liabilities:
(i)    all Liabilities under the Business Contracts, but only to the extent such obligations (A) do not arise from any breach by Seller or any of its Subsidiaries of any provision of any of such Contracts on or prior to the Closing Date, (B) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Contracts, and (C) with respect to Liabilities arising or relating to circumstances in existence as of or prior to the Closing Date, (1) are ascertainable (in nature and amount) solely by reference to the express terms of such Business Contracts and any then-existing extrinsic facts that are necessary to interpret such express terms and (2) are not Excluded Liabilities;
(ii)    all Liabilities consisting of or relating to the performance of warranty, upgrade and support obligations of Seller under the Business Contracts relating to any Products sold by Seller or its Affiliates or agents prior to the Closing;
(iii)    all Accounts Payable to the extent pertaining to or arising from the Business; and
(iv)    Property Taxes to the extent specifically allocated to Purchaser pursuant to Section 6.06(b).
“Business” means the business of the design, development, research, manufacture, supply, marketing, sale, distribution, support and maintenance of the Products.
“Business Contract” means the Contracts set forth on Schedule 1.01(b) and any other Contract of Seller or any of its Subsidiaries that specifically pertains to or is exclusively used in the conduct of the Business as presently conducted by Seller.
“Business Data” means all business information and all personally-identifying information and data that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by the IT Systems, in each case which pertains to, is collected specifically in connection with, or is used in the conduct of the Business.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Business Employees” means each employee of Seller or any of its Affiliates set forth on Schedule 1.01(c).
“Closing Date Payment” means (i) the Purchase Price; plus (ii) the amount by which the Estimated Closing Working Capital is greater than the Working Capital Target (if at all); minus (iii) the amount by which the Estimated Closing Working Capital is less than the Working Capital Target (if at all); and minus (iv) the Escrow Fund.
“Closing Working Capital” means Working Capital as of the close of business on the day immediately preceding the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
“Code” means the Internal Revenue Code of 1986.
“Comparable Employment” means a position with Purchaser or its Affiliates which (i) does not require the applicable Business Employee to relocate such Business Employee’s principal work location beyond 25 miles from such employee’s principal work location immediately prior to the Transfer Date and (ii) provides the applicable Business Employee with (a) a base salary (or wage rate, if applicable) and bonus opportunity that are no lower than the base salary (or wage rate, if applicable) and bonus opportunity provided to such Business Employee as of immediately prior to the Closing Date, and (b) health and welfare benefits that are no less favorable, in the aggregate, than those provided to similarly-situated employees of Purchaser and are materially consistent with the benefits disclosed to the Seller prior to the date hereof and/or described to the applicable Business Employee in connection with the hiring of such Business Employee by Purchaser.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).
“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written, purporting to be legally binding.
“Current Assets” means the current assets of the Business, but excluding (i) the Excluded Assets and (ii) current or deferred Tax assets.
“Current Liabilities” means the current liabilities of Business, but excluding (i) the Excluded Liabilities and (ii) current or deferred income Tax liabilities. For the avoidance of doubt, long term deferred or unearned revenue to the extent consisting of customer deposits shall constitute Current Liabilities, including, for the avoidance of doubt, any customer deposits of Exelis Inc.
“Customer Contract” means any Contract between Seller or any of its Subsidiaries, on the one hand, and a customer of Seller or any of its Subsidiaries, on the other hand, for the purchase, sale, distribution, marketing, servicing, or support of the Products.
“Data Security Requirements” means all of the following to the extent relating to the treatment of data (including any access, collection, use, disclosure, storage or processing thereof) or otherwise relating to privacy, security, or security breach notification requirements and applicable to the conduct of the Business, or to any of the IT Systems or any Business Data: (i) all Applicable Laws; (ii) industry standards applicable to the industry in which the Business operates; and (iii) Contracts into which Seller has entered or is otherwise bound.
“Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, costs or expenses (including costs of investigation and any fees, charges, costs and expenses (including reasonable attorneys’ fees) associated with any Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under Article 9) that, (a) with respect to a Third-Party Claim, are actually paid by or on behalf of an Indemnified Party, and (b) excluding any punitive Damages with respect to a claim that is not a Third-Party Claim.
“Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by Seller to Purchaser.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, pollution or protection of the environment or to Hazardous Substances, including the conditions or requirements of any Environmental Permits issued pursuant thereto.
“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business as currently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any Person means any other Person (whether or not incorporated) which, together with such Person, would at any relevant time be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” means SunTrust Bank.
“Escrow Fund” means $1,500,000.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Assets” means all Assets of Seller and its Affiliates other than the Purchased Assets. For the avoidance of doubt, the Excluded Assets shall include:
(i)    all unrestricted cash and cash equivalents and all rights to any bank accounts of Seller;
(ii)    (A) the books, records, files and minutes of meetings of the board of directors, committees or stockholders, incorporation, stock transfer and Tax documents and all similar or related corporate records of Seller (other than were specifically prepared for the use of the Business or the Purchased Assets), (B) any financial, accounting, personnel, medical or human resources records of Seller, and (C) any other books, records (including software records), reports, ledgers and files or other similar information of Seller (in any form or medium) that cannot be transferred pursuant to Applicable Law (provided that Seller shall notify Purchaser in the event the transfer thereof is so restricted and shall provide Purchaser with reasonable accommodation with respect to replicating, replacing or substituting any such records as may be necessary for the operation of the Business);
(iii)    all assets of or related to any Employee Plan; and
(iv)    Seller’s rights under this Agreement and the Ancillary Agreements.
“Excluded Liabilities” means all Liabilities of Seller and its Affiliates other than the Assumed Liabilities. For the avoidance of doubt, the Excluded Liabilities shall include:
(i)    all Liabilities arising out of or related to any of the Excluded Assets;
(ii)    all Liabilities with respect to (i) any Business Employee who becomes a Transferred Employee, to the extent incurred on or prior to the Closing Date and (ii) any Business Employee who does not become a Transferred Employee for any reason, whether incurred on, prior to or following the Closing Date;

(iii)    all Liabilities arising out of, related to or in connection with the termination of employment or service of any Business Employee, that are incurred on or prior to the Closing Date;
(iv)    all Liabilities arising out of, related to or in connection with any Employee Plan and any other benefit or compensation plan, program, agreement, Contract, policy or arrangement at any time maintained, sponsored or contributed or required to be contributed to by Seller or any Affiliate of Seller or with respect to which Seller or any Affiliate of Seller has any current or contingent Liability;
(v)    all Liabilities arising out of any units of Products sold or distributed prior to the Closing, including, for such units of Products, any Liability for (A) infringement or misappropriation of Intellectual Property Rights of any Person, (B) Product Liabilities and (C) product recalls or similar actions; provided, however, for purposes of clarity, except to the extent constituting a Product Liability under this Agreement, the performance of warranty, upgrade and support obligations of Seller under the Business Contracts relating to any units of Products sold by Seller or its Affiliates or agents prior to the Closing constitute Assumed Liabilities and are not Excluded Liabilities;
(vi)    any Liabilities resulting from, arising out of or related to any Proceeding commenced or brought prior to the Closing or commenced or brought after the Closing to the extent relating to the conduct of Seller or any of its Affiliates or the operation of the Business prior to the Closing;
(vii)    all Liabilities for or in respect of Transaction Expenses;
(viii)    all Liabilities for or in respect of Indebtedness of Seller or any of its Affiliates;
(ix)    all Liabilities of Seller and its Affiliates, or otherwise imposed on the Purchased Assets or the Business, in respect of any Tax (other than Property Taxes allocated to Purchaser pursuant to Section 6.06(b)), including without limitation (A) all Liabilities of Seller for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise (B) any Transfer Taxes and (C) Property Taxes to the extent specifically allocated to Seller pursuant to Section 6.06(b); and
(x)    all Liabilities arising out of, related to or in connection with the use, generation or disposal of any Hazardous Substances prior to Closing.
“Export and Sanctions Laws” means United States and other national export control and sanctions laws and regulations, including: the Export Administration Regulations; the International Traffic in Arms Regulations; the various economic sanctions laws administered by OFAC; and any other Applicable Law in the jurisdictions where the Business operates.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“GAAP” means generally accepted accounting principles in the United States.
“Government Contract” means any Business Contract which is a prime contract, subcontract, facility contract, teaming agreement, non-disclosure agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, task order, delivery order or other similar written arrangement of any kind, as modified by binding modifications or change orders, entered into by Seller or an Affiliate with (i) any Governmental Authority, (ii) any prime contractor of any Governmental Authority or (iii) any subcontractor at any tier with respect to any contract of a type described in (i) or (ii) above.

“Government Contract Bid” means a bid, offer, or proposal issued by a contractor that, if accepted or awarded, would result in a Government Contract.
“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government or (iii) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court, arbitral body, or other tribunal).
“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated or for which Liability may be imposed under any Environmental Law.
“Indebtedness” means with respect to any Person, all Liabilities (including the outstanding principal amount or any accrued interest or prepayment premiums or penalties or fees, costs and expenses and other payment obligations related thereto) arising under or consisting of (i) all Liabilities of such Person for borrowed money or obligations issued or incurred in substitution or exchange for obligations for borrowed money, whether current or funded, or secured or unsecured, (ii) all Liabilities of such Person evidenced by notes, bonds, debentures, mortgages or other instruments, (iii) all Liabilities under any hedging or swap obligation or other similar arrangement, (iv) all reimbursement Liabilities under letter of credit or similar facilities, (v) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all Liabilities of such Person secured by a purchase money mortgage or other Lien (other than Permitted Liens) to secure all or part of the purchase price of the property subject to such Lien, (vii) all Liabilities for the deferred purchase price of property or services, including earn-outs, contingent consideration, and seller notes, (viii) all Liabilities under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (ix) all Liabilities of such Person in respect of performance bonds or banker’s acceptances, (x) all guarantees, including guarantees of any items set forth in clauses (i) through (ix), and (xi) all outstanding prepayment premiums, if any, and fees, costs and expenses related to any of the items set forth in clauses (i) through (x).
“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.
“Intellectual Property Rights” means all past, present, and future rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (ii) trademark, trade name, service mark and service name rights and rights in, logos, business names, slogans, hash tags, social media pages, and 800 numbers and similar means of identification and similar rights, and the goodwill associated with the foregoing; (iii) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, invention disclosures, customer data, financial information, pricing and cost information, bills of material, or other similar information); (iv) United States and foreign patents and patent applications and registered design and registered design applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of such patents and patent applications; (v)

mask work rights; (vi) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vii) URL and domain name registrations; (viii) inventions and improvements thereto; (i) any other proprietary rights now known or hereafter recognized in any jurisdiction worldwide; and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.
“Inventory” means all inventories pertaining to or used or held for use exclusively in the Business, including raw materials, work-in-process, finished goods, supplies, packaging materials, spare parts and similar items, whether stored at the Business Leased Property, a third-party location or otherwise, including the inventory set forth on Schedule 1.01(d).
“IT System” means the communications networks, data centers, software, computer hardware (whether general or special purpose), networks, interfaces, platforms, servers, and computer systems, including any outsourced systems and processes to the extent owned or used by Seller and its Affiliates in the operation of the Business.
“Knowledge” means the actual knowledge of each of Franz J. Fink, David Lyle, Larry L. Longden, Gale Williamson, Dave Pham, Robert Hillman, Chris Stewart and, solely for purposes of Sections 3.07(b), 3.13 and 3.18, Dean Hulett, and the knowledge that each of such individuals should have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of Seller (which duties shall not be deemed to include any patent or trademark search or any special investigation with respect to patents or trademarks).
“Landlord” means 9244 Balboa Blvd, LLC, a California limited liability company (as successor-in-interest to Balboa Boulevard Building, G.P.).
“Lease” means the Office Building Lease, dated as of March 28, 2000, by and between Landlord and Seller, as amended by Amendment No. 1 to Office Building Lease, dated as of February 5, 2007, Amendment No. 2 to Office Building Lease, dated as of June 30, 2009, and Amendment No. 3 to Office Building Lease, dated as of October 5, 2013.
“Liabilities” means any and all liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, penalties, taxes. debts, claims, demands, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, direct or indirect, primary or secondary, liquidated or unliquidated, matured or unmatured.
“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall (i) be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset, and (ii) not be deemed to own subject to a Lien any property or asset merely because such property or asset Infringes the Intellectual Property Rights of a third party.
“Material Adverse Effect” means any change, event, fact, circumstance, development, condition, matter, occurrence or effect that, individually or in the aggregate, (i) is, or would reasonably be expected to be, materially adverse to the Business, the Purchased Assets or the Assumed Liabilities other than any such event, circumstance, change in or effect resulting from or arising in connection with: (a) any change in general economic or financial conditions; (b) any change affecting the industries in which the Business is operated; (c) any general shutdown of the United States federal government, (d) changes in GAAP or other applicable accounting standards or applicable Law or the interpretations thereof, in each case that are proposed, approved or enacted after the date hereof; (e) any acts of God or other calamities, including the engagement by any country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military or terrorist attack, in each case occurring after the date of this Agreement; (f) any actions which are specifically required by this Agreement or which are taken specifically at the request of Purchaser; (g) the announcement, disclosure or pendency of this Agreement and the transactions contemplated hereby, including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the Business following the Closing Date; and (h) any failure to meet internal projections relating to the Business (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections may be taken into account in determining whether a Material Adverse Effect has occurred); but only to the extent, in the case of clauses (a) through (e) above, such change or effect does not disproportionately affect the Business, the Purchased Assets or the Assumed Liabilities relative to other businesses in the industry in which the Business is operating; or (ii) materially impairs or delays the ability of Seller to consummate the Transactions. For the avoidance of doubt, the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Permitted Liens” means (i) statutory liens for current Taxes not yet due and payable or being contested in good faith through appropriate proceedings and set forth on Schedule 1.01(e), (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or any of its Affiliates or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) and for which proper reserves are made in the Financial Statements in accordance with GAAP or which are fully bonded, (iv) non-exclusive licenses of Technology or Intellectual Property Rights in the ordinary course of business consistent with past practice.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Premises” means the premises subject to the Lease.
“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority, including any arbitrator or arbitration panel.
“Products” means (i) the microelectronics products of Seller (a) listed on Schedule 1.01(f) (which list includes products currently in development) or (b) designed for use in space, aerospace or military applications, including any of the foregoing currently in development, and (ii) any other microelectronic products from which the revenues reflected in the Financial Statements have been generated.
“Product Liabilities” means any Liabilities (i) proximately caused by a failure to warn or any defect or deficiency in design, engineering, assembly or production, with respect to any Product, and which involve the destruction of property, or personal injury or death, or (ii) resulting from the failure of a Product to perform in accordance with specifications, but only to the extent any Liability arising from a failure to perform in accordance with specifications results in an obligation or amount that is materially inconsistent with the historical ordinary course or practices of the Business.
“Property Taxes” means real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Publicly Available Software” means any Software that is subject to any obligation or condition (including any obligation under any open source license), that could require the disclosure, licensing, or distribution of any Products, any source code for any portion of the Products or any Seller Proprietary Software.
“Purchased Assets” means all of Seller’s and its Subsidiaries’ rights, title and interest in:
(i)    all goodwill of the Business;
(ii)    all accounts receivable, notes receivable and other receivables of the Business;
(iii)    all computers, machinery, equipment, tools and tooling, furniture, fixtures, supplies, leasehold improvements, motor vehicles and other tangible personal property, in each case whether owned or leased (A) listed on Schedule 1.01(g) or (B) exclusively used in the operation or conduct of the Business as presently conducted by Seller, or exclusively held for such use;
(iv)    all Inventory, including Inventory held at any location controlled by Seller and any Inventory previously paid for and in transit to Seller;
(v)    all rights under the Business Contracts;
(vi)    all Seller-Owned Intellectual Property, including the Products;
(vii)    all rights Seller has to Third-Party Intellectual Property (A) listed on Schedule 1.01(h) or (B) exclusively used by Seller or its Affiliates in the operation or conduct of the Business as presently conducted by Seller, or exclusively held for such use;
(viii)    all Permits and pending applications for Permits set forth on Schedule 1.01(i) and any other Permit of Seller or any of its Affiliates that specifically pertains to or is exclusively used in the conduct of the Business (but, in each case, only to the extent transferable or assignable);
(ix)    all causes of action, claims, demands, rights and privileges against third parties whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to events or breaches occurring on or prior to the Closing Date which specifically pertain to the Business or the Purchased Assets, whether known or unknown, including rights which Seller may have to any insurance proceeds under insurance contracts or policies insuring the Purchased Assets);

(x)    all books, records, documents, correspondence and other information specifically pertaining to or prepared for the use of the Business and the Purchased Assets (but excluding any items set forth under subsection (ii) of the definition of Excluded Assets) in each case whether evidenced in writing, electronic data or otherwise;
(xi)    all prepaid expenses, deposits, advances, prepayments, prepaid assets and refunds (excluding Tax refunds, credits or similar benefits) specifically procured or exclusively held for use in the operation or conduct of the Business as presently conducted by Seller; and
(xii)    all other assets listed on Schedule 1.01(j).
“Purchase Price” means $21,000,000.
“Purchaser Indemnified Party” mean the following Persons: (i) Purchaser; (ii) Purchaser’s current and future Affiliates; (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective successors and assigns of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” above.
“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks and domain names and all applications for any of the foregoing.
“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substances into the environment.
“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.
“Sanctions” means comprehensive economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the sanctions authorities in the jurisdictions where the Business operates.
“Sanctioned Country” shall mean, at any time, a country or territory which is the target of any Sanctions (currently, Iran, Sudan, Syria, North Korea, Cuba and the Crimea region of Ukraine).
“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, or any EU member state, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person 50 percent or more owned or otherwise controlled by any such Person.
“Seller Indemnified Party” mean the following Persons: (i) Seller; (ii) Seller’s current Affiliates; (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective successors and assigns of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” above.
“Seller Licensed Intellectual Property” means all Technology and Intellectual Property Rights owned or purported to be owned by Seller or any of its Affiliates that are used or held for use by Seller or its Affiliates in the Business or that are necessary to operate the Business, but are not Purchased Assets.

“Seller Licensed Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by Seller or any of its Affiliates that are used or held for use by Seller or its Affiliates in the Business or that are necessary to operate the Business, but are not Purchased Assets.
“Seller-Owned Intellectual Property” means all Technology and Intellectual Property Rights owned (whether exclusively, jointly or otherwise) or purported to be owned by Seller or any of its Affiliates, including any Seller Proprietary Software, that is listed on Schedule 1.01(k) and any other such Technology or Intellectual Property Rights exclusively used by Seller or its Affiliates in the operation or conduct of the Business, or exclusively held for such use.
“Seller-Owned Intellectual Property Rights” means all Intellectual Property Rights owned (whether exclusively, jointly or otherwise) or purported to be owned by Seller or any of its Affiliates that are exclusively used by Seller or its Affiliates in the operation or conduct of the Business, or exclusively held for such use.
“Seller Proprietary Software” means Software owned or purported to be owned (whether exclusively, jointly or otherwise) by Seller or any of its Affiliates that is primarily or exclusively incorporated in the Products or that is otherwise exclusively used by Seller or its Affiliates in the design, development, manufacturing, commercialization, distribution and support of the Products.
“Software” means any computer program, operating system, database, computer applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, software tools, development kits, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Standard Software” means generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or incorporated in the Products.
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
“Tax” means any and all taxes, including any gross or net income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, capital stock, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, real or personal property, escheat, abandoned or unclaimed property, environmental or windfall profit, custom duty or other tax, estimated tax or other governmental fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Applicable Law, by Contract or otherwise.
“Tax Return” means any return, report, declaration, claim for refund, information return or statement relating to Taxes (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information).

“Technology” means algorithms, APIs, databases, data collections, diagrams, mask works, inventions, methods and processes (whether or not patentable), know-how, trade secrets, trademarks, service marks and other brand identifiers, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including without limitation source code, executable code, RTL code, Gerber files and GDSII files), techniques, interfaces, verification tools, URLs, web sites, works of authorship, technical documentation, designs, bills of material, build instructions, test reports, routines, formulae, test vectors, IP cores, net lists, photomasks, lab notebooks, processes, prototypes, samples, studies, and all other forms of technology, in each case whether or not registered with a Governmental Authority or embodied in any tangible form.
“Third-Party Claim” means any Proceeding instituted or any claim or demand asserted by any third party in respect of which an Indemnifying Party may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to Article 9 of this Agreement.
“Third-Party Intellectual Property” means all Technology and Intellectual Property Rights owned by third parties, including Third-Party Software, that is either (a) licensed, offered or provided by Seller or its Affiliates to customers of Seller or its Affiliates as part of any Product, or (b) otherwise license or maintained by Seller or its Affiliates specifically for us in the Business, including all Intellectual Property Rights applicable thereto.
“Third-Party Intellectual Property Rights” means all Intellectual Property Rights owned by third parties that are licensed, offered or provided to customers of Seller or its Affiliates as part of or in conjunction with any Product.
“Third-Party Software” means all Software owned by third parties that is either (a) licensed, offered or provided by Seller or its Affiliates to customers of Seller or its Affiliates as part of or in conjunction with any Product, or (b) otherwise exclusively used in or specifically held for use by Seller or its Affiliates in connection with the Business, excluding Standard Software.
“Transactions” means the transactions contemplated by this Agreement, including the sale and purchase of the Purchased Assets and the assignment and assumption of the Assumed Liabilities.
“Transaction Expenses” means (i) the fees, expenses, disbursements and other payments payable to investment bankers, brokers, finders, consultants, and financial or other advisors and service providers engaged by Seller, (ii) the fees, expenses, disbursements and other payments payable to legal counsel to Seller, (iii) amounts payable by Seller or any of its Affiliates to any current or former employee, consultant or director (including any Business Employee) in connection with the consummation of the transactions contemplated hereby under any change of control, retention, termination, severance or other similar arrangements (whether prior to, upon or after such consummation and whether or not in connection with another event, including any termination of employment), plus any Taxes imposed on Seller or their Affiliates with respect thereto, (iv) any fees, expenses or other payments owing in respect of the consents and approvals required by the agreements set forth on Section 3.03 of the Disclosure Schedule, and (v) all other fees, disbursements, reimbursements, commissions, expenses, costs or other payments, in each case payable or incurred by Seller as of immediately prior to the Closing (and whether or not invoiced) in connection with the negotiation, preparation, and delivery of this Agreement and the consummation of the Transactions, but only to the extent any of the items set forth in clauses (i) through (v) above have not been paid as of immediately prior to the Closing.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and all similar foreign, state, or local Applicable Laws.
“Working Capital” means with respect to the Business, (i) Current Assets, minus (ii) Current Liabilities, as calculated in accordance with the Specified Accounting Principles.
“Working Capital Target” means $12,300,000.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreed Adjustments	2.07(b)
Agreement	Preamble
Allocation Schedule	2.06
Assignment and Assumption Agreement	2.03(a)
Assumption of Lease	2.03(d)
Bill of Sale	2.03(b)
Books and Records	6.03(c)
Business Competitor	6.05(b)
Business Real Property	3.10
Claim Dispute Notice	9.04(c)
Closing	2.02
Closing Balance Sheet	2.07(b)
Closing Date	2.02
Competing Business	6.05(b)
Confidential Information	6.03(e)
Confidentiality Agreement	6.02(a)
Current Backlog	3.04(e)
Deductible	9.03(a)
Designated Accounting Firm	2.07(b)
Employee Plans	3.15(b)
End Date Escrow Agreement	8.01(b) 2.03(e)
Estimated Closing Working Capital	2.07(a)
Excess	2.07(b)
Expert Calculations	2.07(b)
Expiration Date	9.01(a)
FAR	3.17(a)
Financial Statements	3.04(a)
Indemnifying Party	9.05(a)
Infringed	3.12(e)
Latest Balance Sheet	3.04(a)
Leave Employee	6.04(b)
Leave Employee Start Date	6.04(b)

Term	Section
License Agreement	2.03(h)
Non-Party Affiliates	10.13
Offer Date	6.04(b)
Officer’s Claim Certificate	9.04(a)
Other Interested Party	5.02
Patent Assignment	2.03(c)
Permits	3.08(g)
Pre-Closing Period	5.01
Provider	6.03(e)
Purchaser	Preamble
Purchaser Closing Statement	2.07(b)
Purchaser Cure Period	8.01(e)
Purchaser Working Capital Amount	2.07(b)
Real Property Lease	3.10
Receiver	6.03(e)
Resolution Period	6.05(c)
Retained Business	6.05(b)
Review Period	2.07(b)
Seller	Preamble
Seller Cure Period	8.01(d)
Seller Fundamental Representations	9.01(a)
Seller Working Capital Amount	2.07(b)
Shortfall	2.07(b)
Significant Customer	3.13(a)
Specified Accounting Principles	2.07(a)
Trademark Assignment	2.03(d)
Third-Party Claim	9.06
Transfer Date	6.04(b)
Transfer Taxes	6.06(a)
Transferred Employee	6.04(a)
Transition Services Agreement	2.03(g)
Working Capital Dispute Notice	2.07(b)

Section 1.02    Definitional and Interpretative Provisions.
(a)    The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(b)    The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)    All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(d)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.
(f)    The use of the word “or” shall not be exclusive.
(g)    The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(h)    The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(i)    A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.
(j)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions.
ARTICLE 2.
DESCRIPTION OF THE TRANSACTIONS
Section 2.01    Purchase and Sale of Purchased Assets.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept, all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(b)    As consideration for the sale and purchase of the Purchased Assets, Purchaser shall (i) pay to Seller the Closing Date Payment, and (ii) assume from Seller, and thereafter pay, perform and discharge when due, the Assumed Liabilities.
Section 2.02    Closing. The consummation of the transactions contemplated by Section 2.01 (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 a.m. local time on a date to be mutually agreed to by the parties hereto, which date shall be no later than the third Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 7 is satisfied or waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), provided, however, that the Closing shall not occur less than 14 days after the date of this Agreement, or at such other time, date and location as the parties hereto agree in writing (such date hereinafter, the “Closing Date”).
Section 2.03    Purchaser Deliveries at the Closing. At the Closing and subject to the terms and conditions of this Agreement, Purchaser shall (i) deliver to Seller the Closing Date Payment, (ii) deliver to the Escrow Agent the Escrow Fund, and (iii) execute and deliver to Seller the following (the “Ancillary Agreements”):
(a)    the Assignment and Assumption Agreement, substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”);
(b)    the Bill of Sale, substantially in the form of Exhibit C (the “Bill of Sale”);
(c)    the Patent Assignment, substantially in the form of Exhibit D (the “Patent Assignment”);
(d)    the Trademark Assignment, substantially in the form of Exhibit E (the “Trademark Assignment”);
(e)    the Escrow Agreement, substantially in the form of Exhibit F (the “Escrow Agreement”), executed by Purchaser and the Escrow Agent;
(f)    the Assignment and Assumption of Lease, substantially in the form of Exhibit G (the “Assumption of Lease”);
(g)    the Transition Services Agreement, substantially in the form of Exhibit H (the “Transition Services Agreement”);
(h)    the License Agreement, substantially in the form of Exhibit I (the “License Agreement”);
(i)    a resale certificate in substantially the form of Exhibit J;
(j)    a certificate (the “Purchaser Closing Certificate”) executed on behalf of Purchaser by a duly authorized officer and containing the representation and warranty of Purchaser that the conditions set forth in Sections 7.03(a) and 7.03(b) have been duly satisfied, which shall be in full force and effect.
Section 2.04    Seller Deliveries at the Closing. At the Closing, Seller shall execute and deliver to Purchaser the following:
(a)    the Assignment and Assumption Agreement;

(b)    the Bill of Sale;
(c)    the Patent Assignment;
(d)    the Trademark Assignment;
(e)    the Escrow Agreement;
(f)    the Assumption of Lease, executed by Seller and Landlord;
(g)    the Transition Services Agreement;
(h)    the License Agreement;
(i)    written instruments terminating and releasing any Lien on any Purchased Asset, including on all Registered Intellectual Property included in the Seller-Owned Intellectual Property Rights;
(j)    a certificate (the “Company Closing Certificate”) executed on behalf of Seller by a duly authorized officer and containing representations and warranties of Seller to the effect that the conditions set forth in Sections 7.02(a), 7.02(b), 7.02(c) and 7.02(e) have been duly satisfied;
(k)    certificate(s) of insurance described in Section 5.05; and
(l)    a certificate from Seller under Treasury Regulations Section 1.1445-2 certifying Seller’s non-foreign status.
Section 2.05    Novation and Assignment.
(a)    Each party shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain or to cause to be obtained any consent, substitution or amendment required to novate or (if the counterparty will not agree to a novation) assign all rights and Liabilities under Business Contracts and the Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser will be solely responsible for such rights and Assumed Liabilities from and after the Closing Date, provided, however, that neither party nor any of its respective Subsidiaries shall be obligated to pay any material consideration therefor to any third party from whom any such consent, substitution, amendment or release is requested.
(b)    If either party or any of its Subsidiaries is unable to obtain, or to cause to be obtained, any required consent, approval, substitution, amendment or release to a particular Business Contract or Assumed Liability, then, until the expiration of such Business Contract or Assumed Liability, (i) Seller or its applicable Subsidiary, as the case may be, shall maintain and not terminate or amend without Purchaser’s prior consent such Business Contract or Assumed Liability, as the case may be, and, (ii) unless not permitted by the terms thereof or applicable Law, Purchaser shall, as agent or subcontractor for Seller or its Subsidiary, as applicable, pay, perform and discharge, or cause to be paid, performed or discharged all the obligations or other Liabilities of Seller or such Subsidiary thereunder from and after the Closing Date subject to the terms thereof (except to the extent expressly otherwise provided herein or in the other Transactions Documents). Seller shall, without further consideration (other than reimbursement for reasonable documented costs of performing or maintaining such Business Contract, if any), pay and remit, or cause to be paid or remitted, to Purchaser promptly all money, rights and other consideration received by Seller or any of its Subsidiaries in respect of such performance, net of reasonable documented costs of performing or maintaining such Business Contract, if any. If and when any such consent, approval, substitution, amendment or release shall be obtained or such Business Contract or Assumed Liability shall otherwise become assignable or able to be novated, Seller, shall, or shall cause its applicable Subsidiary to, thereafter promptly assign all of Seller’s or its applicable Subsidiary’s rights and Assumed Liabilities thereunder to Purchaser without receipt of further consideration, and Purchaser shall, without the payment of any further consideration, assume such rights and Assumed Liabilities.
Section 2.06    Allocation of Purchase Price. Seller and Purchaser shall allocate the Purchase Price (and Assumed Liabilities and any other items, to the extent properly taken into account under the Code) among the Purchased Assets for tax purposes under Section 1060 of the Code in accordance with an allocation schedule (the “Allocation Schedule”) prepared by Purchaser and delivered to Seller within 90 days after the Closing Date or as soon as reasonably practicable thereafter, which schedule shall be subject to the reasonable approval of Seller, such approval not to be unreasonably withheld, conditioned or delayed. Seller and Purchaser shall file, or cause to be filed, all applicable Tax Returns in a manner that is consistent with such Allocation Schedule.
Section 2.07    Closing Working Capital Adjustment.
(a)    Pre-Closing Estimate. No later than three Business Days prior to the Closing Date, Seller shall deliver to Purchaser Seller’s good-faith estimate of the Closing Working Capital, such estimate to be prepared in accordance with (i) the same accounting principles and methods the Company has used to operate the Business and to produce the Financial Statements and (ii) the working capital illustration set forth on Schedule 2.07(a) (the “Specified Accounting Principles”). Seller shall deliver all relevant backup materials, schedules and the illustration prepared as set forth above, in detail reasonably acceptable to Purchaser, concurrently with the delivery of such estimate. Prior to the Closing Date, Purchaser and Seller shall in good faith calculate an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”) to be used to determine the Closing Date Payment.
(b)    Post-Closing Adjustment.
(i)    As promptly as practicable, but in no event later than 45 days following the Closing Date, Purchaser shall cause to be prepared in accordance with the Specified Accounting Principles, and delivered to Seller an unaudited balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”), together with a statement (the “Purchaser Closing Statement”) setting forth in reasonable detail Purchaser’s calculation of the Closing Working Capital (“Purchaser Working Capital Amount”) and attaching all relevant backup materials and schedules.
(ii)    From and after the delivery of the Closing Balance Sheet and the Purchaser Closing Statement, Purchaser shall provide Seller and any accountants or advisors retained by Seller with reasonable access to the books and records of the Business and cause appropriate representatives of Purchaser and Seller to be reasonably available to discuss the Closing Balance Sheet and the Purchaser Closing Statement and respond to reasonable questions of Seller and its accountant with regard thereto, all for the purposes of: (A) enabling Seller and its accountants and advisors to calculate, and to review Purchaser’s calculation of the Closing Working Capital as reflected on the Purchaser Closing Statement; and (B) identifying any dispute related to the calculation of the Closing Working Capital set forth in the Purchaser Closing Statement.

(iii)    If Seller disputes the calculation of the Closing Working Capital set forth in the Purchaser Closing Statement, then Seller shall deliver a written notice (a “Working Capital Dispute Notice”) to Purchaser and the Escrow Agent during the 30-day period commencing upon receipt by Seller of the Closing Balance Sheet and the Purchaser Closing Statement (the “Review Period”). The Working Capital Dispute Notice shall set forth, in reasonable detail, the principal basis for the dispute of such calculation and Seller’s determination of the Closing Working Capital (the “Seller Working Capital Amount”).
(iv)    If Seller does not deliver a Working Capital Dispute Notice to Purchaser prior to the expiration of the Review Period or otherwise earlier confirms in writing to Purchaser Seller’s acceptance of the proposed calculation, Purchaser’s calculation of the Closing Working Capital set forth in the Purchaser Closing Statement shall be deemed final and binding on Purchaser and Seller for all purposes of this Agreement.
(v)    If Seller delivers a Working Capital Dispute Notice to Purchaser prior to the expiration of the Review Period, then Seller and Purchaser shall meet, confer and exchange any additional relevant information reasonably requested by the other party regarding the computation of Closing Working Capital for a period of 20 days after the end of the Review Period, and use reasonable good faith efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Closing Working Capital. In the event Purchaser and Seller so resolve any such differences, the Purchaser Working Capital Amount set forth in the Purchaser Closing Statement, as adjusted by the Agreed Adjustments shall be final and binding as the Closing Working Capital for purposes of this Agreement. If Seller and Purchaser are unable to reach agreement on the calculation of the Closing Working Capital within the 20 day period, then either Seller or Purchaser may submit the objections to the San Diego office of KPMG LLP (such firm, or any successor thereto, being referred to herein as the “Designated Accounting Firm”) after such 20th day. The Designated Accounting Firm shall be mutually directed by Purchaser and Seller to resolve the unresolved objections as promptly as reasonably practicable in accordance with the Specified Accounting Principles, and, in any event, within 30 days of such referral, and, upon reaching such determination, to deliver a copy of its calculations (the “Expert Calculations”) to Seller, Purchaser and the Escrow Agent. In connection with the resolution of any such dispute by the Designated Accounting Firm, each of Purchaser, Seller and their respective advisors and accountants shall have a reasonable opportunity to meet with the Designated Accounting Firm to provide their respective views as to any disputed issues with respect to the calculation of the Closing Working Capital. The determination of the Closing Working Capital made by the Designated Accounting Firm shall be final and binding on Purchaser, Seller and Seller for all purposes of this Agreement, absent manifest error. In calculating the Closing Working Capital, the Designated Accounting Firm shall be limited to addressing only the particular disputes referred to in the Working Capital Dispute Notice. The Expert Calculations (A) shall reflect in detail the differences, if any, between the Closing Working Capital reflected therein and the Closing Working Capital set forth in the Purchaser Closing Statement, and (B) with respect to any specific discrepancy or disagreement, shall be no greater than the higher amount calculated by Purchaser or Seller, as the case may be, and no lower than the lower amount calculated by Purchaser or Seller as the case may be. The fees and expenses of the Designated Accounting Firm shall be paid one-half by Purchaser and one-half by Seller.
(vi)    If the Closing Working Capital, as finally determined in accordance with this Section 2.04, is less than the Estimated Closing Working Capital (such deficiency, a “Shortfall”), then Seller shall promptly pay to Purchaser the amount of such Shortfall. If the Closing Working Capital, as finally determined in accordance with this Section 2.07, is greater than the Estimated Closing

Working Capital (such excess, an “Excess”), then Purchaser shall promptly pay the amount of such Excess to Seller.
Section 2.08    Risk of Loss. Until the Closing, any loss of or damage to the tangible Purchased Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller. At the Closing, title to the Purchased Assets shall be transferred to Purchaser independent of any actual or constructive delivery. Seller shall bear the risk of loss to the tangible assets included in the Purchased Assets until they have been delivered to Purchaser or its common carrier; thereafter, Purchaser shall bear all risk of loss associated with such Purchased Assets.
Section 2.09    Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller or any other Person such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld and remitted to the appropriate Tax Authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedule, Seller represents and warrants to Purchaser as follows:
Section 3.01    Corporate Existence and Authorization.
(a)    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
(b)    Seller has all necessary power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 3.02    Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the Transactions.
Section 3.03    Non-contravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Seller, (ii) assuming compliance with the matters referred to Section 3.02, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any consent, approval or waiver from any Person pursuant to, any Business Contract or any other Contract of Seller, to the extent such conflict, violation, default or giving rise to other right would reasonably be expected to adversely affect or impair the Business or the Purchased Assets, or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any Purchased Asset.
Section 3.04    Financial Statements.
(a)    Section 3.04(a) of the Disclosure Schedule contains (i) a statement setting forth the summary balance sheet of the Business as of December 31, 2015 and December 31, 2014, (ii) a statement setting forth the summary balance sheet of the Business as of February 29, 2016 (the “Latest Balance Sheet”) and (iii) a statement setting forth the related profit and loss statement for each of the fiscal years ended December 31, 2015 and December 31, 2014 and the two months ended February 29, 2016 (collectively, the “Financial Statements”).
(b)    The Financial Statements: (i) are unaudited; (ii) have been prepared in accordance with GAAP except for the omission of accompanying notes that are required to be included under GAAP; (iii) are derived from the audited consolidated financial statements of Seller for each of the fiscal years ended December 31, 2014 and December 31, 2015; and (iv) are true and correct in all material respects and fairly present in all material respects the financial condition and results of operations of the Business as of the dates thereof and for the periods covered thereby in accordance with GAAP, subject to the limitations in clause (ii).
(c)    Seller maintains internal controls over financial reporting of the Business (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Business, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Business are being made in accordance with authorizations of management and directors of Seller, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Business that could have a material effect on its financial statements.
(d)    Section 3.04(d) of the Disclosure Schedule sets forth an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Business as of the date of the Latest Balance Sheet. All accounts receivable of the Business set forth on Section 3.04(d) of the Disclosure Schedule (including those accounts receivable reflected on the Latest Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the applicable date of the Latest Balance Sheet and have not yet been collected) represent valid obligations of customers of the Business arising from bona fide transactions entered into in the ordinary course of business and none of such accounts receivable are, to the Knowledge of Seller, subject to any counterclaim or set off, other than the respective reserves shown on the Latest Balance Sheet established with respect to such account receivables, which reserves are adequate and calculated consistent with past practice of Seller in connection with the operation of the Business.
(e)    Section 3.04(e) of the Disclosure Schedule sets forth (i) the aggregate amount of the backlog of Products as of the date of the Latest Balance Sheet (the “Current Backlog”) and (ii) a description of any backlog of Products as of the date of the Latest Balance Sheet to each customer (or group of related customers) in the aggregate amount of $250,000 or more. To the Knowledge of Seller, there are no cancellations, delays or other circumstances that may negatively affect the ability of Seller or the Business to ship the Current Backlog.
(f)    The Interim Financial Statements delivered pursuant to Section 6.11 of this Agreement shall be true and correct in all material respects and fairly present in all material respects the financial condition and results of operations of the Business as of the dates thereof and for the periods covered thereby in accordance with GAAP, except for the omission of stock based compensation expense and accompanying notes that are required to be included under GAAP, and the inclusion of EBITDA, a non-GAAP business metric.
Section 3.05    Absence of Certain Changes. Between December 31, 2015 and the date of this Agreement, the Business has been conducted in the ordinary course consistent with past practices and there has not been:
(a)    any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the Purchased Assets;
(c)    any incurrence of any capital expenditures or any Liabilities in respect thereof by the Business in excess of $50,000 individually or $250,000 in the aggregate;
(d)    any intentional delay or postponement of payment of any accounts payable or commissions or any other Liability of the Business, any agreement or negotiation with any party to extend the payment date of any accounts payable or commissions or any other Liability or acceleration of the collection of (or discount of) any accounts or notes receivable of the Business;
(e)    any sale, lease or other transfer by Seller of, or creation or incurrence of any Lien on, any material Purchased Assets, other than Permitted Liens and sales and licenses of products or services in the ordinary course of business consistent with past practice;
(f)    the entering into, amendment or modification in any material respect or termination of any Business Contract or waiver, release or assignment of any material rights, claims or benefits of the Business;
(g)    the entering into of any Contract (other than (i) standard non-disclosure agreements protecting trade secrets entered into in the ordinary course of business consistent with past practice and (ii) Contracts for the license of Standard Software from a third party to Seller) that limits or otherwise restricts in any material respect the Business or any successor thereto or that would reasonably be expected to, after the Closing, limit or restrict in any material respect Purchaser or any of its Affiliates, from engaging or competing in any line of business (including any grant of exclusivity with respect to Intellectual Property Rights or otherwise), in any location or with any Person;
(h)    (i) the hiring or termination of any Business Employee or any consultant or independent contractor engaged by Seller exclusively to provide services to the Business (each, a “Service Provider”), (ii) the increase or commitment to increase any wages, salaries, incentive compensation or benefits payable to any Service Provider (except as required by any Applicable Law), or (iii) the acceleration of the vesting or payment of any compensation or benefits with respect to any Service Provider;

(i)    any change in the method of accounting or accounting practice or policy used by Seller (as it relates to the Business), other than such changes required by GAAP;
(j)    any settlement, or offer or proposal to settle, any material Proceeding or claim involving the Business or any Proceeding that relates to the Transactions;
(k)    in each case to the extent it materially affects the Business, the Purchased Assets or the Assumed Liabilities, any new, change in or revocation of any material Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of material Taxes; change in any annual Tax accounting period, adoption or change in any method of Tax accounting; filing of any amended material Tax Return; entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; in each case to the extent relating to the Purchased Assets or the Business;
(l)    any failure to renew, cancellation or amendment of any insurance policy covering the Purchased Assets; or
(m)    any agreement or commitment to take any of the actions referred to in clauses (a) through (l).
Section 3.06    No Undisclosed Liabilities. The Assumed Liabilities do not include any Liabilities of any type or nature, except for Liabilities (a) as reflected in, reserved against or disclosed in the Financial Statements, (b) that are obligations under Business Contracts, or (c) incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Financial Statements, none of which (in the case of clause (b) or clause (c)) arose from material violations of law or material breach of contract.
Section 3.07    Business Contracts.
(a)    Seller has made available to Purchaser accurate and complete copies of all Business Contracts, including all amendments thereto, and has provided a description of the terms of each Business Contract that is not in written form. Except for the Contracts set forth on Schedule 1.01(b), there is no other Contract of Seller or any of its Subsidiaries that specifically pertains to or is exclusively used in the conduct of the Business as presently conducted by Seller that would be responsive to any of the following categories:
(i)    any Real Property Lease;
(ii)    any agreement for the tangible lease of personal property from or to third parties;
(iii)    any Contract for the purchase or sale of products or for the furnishing or receipt of services in excess of $250,000 annually;
(iv)    any value added reseller, distribution, or reseller Contract providing for the distribution or resale of any Product;
(v)    any Contract, other than Standard Software, under which (i) Seller or any of its Affiliates acquired or is authorized to use any Third Party-Intellectual Property, including any Third-Party Software, or (ii) Seller or any of its Affiliates granted or is required to grant to any Person any right or license to make, have made, manufacture, use, sell, offer to sell, import, export, or otherwise distribute any Seller-Owned Intellectual Property, Third-Party Intellectual Property or any Product, with or without the right to sublicense the same, excluding Customer Contracts;
(vi)    any Contract providing for the development of any Software, content, Technology or Intellectual Property Rights, independently or jointly, by or for Seller or an Affiliate of Seller;
(vii)    any Contract imposing any restriction on the right or ability of Seller or any of its Subsidiaries or, after the Closing Date, the right or ability of Purchaser or any of its Affiliates (A) to engage or participate, to compete in any line of business or with any Person or in any area, or which would so limit the freedom of Purchaser or any of its Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by Seller or make use of any Technology or Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any Technology or Intellectual Property Rights;
(viii)    any Contract providing for “most favored customer” terms or similar terms, including such terms for pricing;
(ix)    any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;
(x)    any Contracts relating to the membership of, or participation by, Seller in, or the affiliation of Seller with, any industry standards group or association;
(xi)    any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);
(xii)    any Contract under which (A) any Person has directly or indirectly guaranteed any Liabilities in connection with the Business or (B) Seller has directly or indirectly guaranteed Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);
(xiii)    any Contract relating to the creation of any Lien, other than Permitted Liens, with respect to any material Purchased Asset;
(xiv)    any Government Contract.
(xv)    Government Contract or Government Contract Bid in connection with which Seller represented that Seller qualified as a “small business concern”;
(xvi)    any Contract which contains any provisions requiring Seller to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice pursuant to Seller’s standard form agreement(s), as made available to Purchaser);
(xvii)    any Contract with any Related Person;

(xviii)    any management, severance, retention, change-in-control, bonus or other Contract with any Business Employee or Business Contract for the employment or engagement of any Service Provider on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash and/or otherwise), (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions or (C) otherwise restricting Seller’s or any of its Affiliates’ ability to terminate the employment or engagement of any Service Provider at any time for any lawful reason or for no reason without penalty or liability; or
(xix)    collective bargaining agreements or other Contracts with any labor union or similar organization.
(b)    There exists no default or event of default or event, occurrence, condition or act, with respect to Seller or such applicable Subsidiary, or to Seller’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Business Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Business Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Business Contract, (C) the right to accelerate the maturity or performance of any obligation of Seller or the applicable Subsidiary of Seller party thereto under any Business Contract, or (D) the right to cancel, terminate or modify any Business Contract. Neither Seller nor any Subsidiary of Seller has received any written or, to the Knowledge of Seller, oral notice regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Business Contract. Neither Seller nor any Subsidiary of Seller has terminated or waived any rights, benefits or claims of Seller or its Subsidiary under any Business Contract.
(c)    Each Business Contract is in full force and effect enforceable in accordance with its terms and constitutes a legal, valid and binding agreement of Seller or any applicable Subsidiary of Seller party thereto, and Seller has no Knowledge that any Business Contract is not a legal, valid and binding agreement of any other party thereto, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief). Immediately following the Closing Date, each Business Contract shall remain a legal, valid and binding agreement of Purchaser and, to the Knowledge of Seller, each other party thereto, enforceable against Purchaser in accordance with its respective terms and, to the Knowledge of Seller, enforceable against each other party thereto in accordance with its respective terms, subject only to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).
(d)    The Business Contracts set forth on Schedule 1.01(b) represent all Contracts, together with the Ancillary Agreements, sufficient for the conduct of the Business as currently conducted by Seller. No other Contract of Seller or any of its Subsidiaries (other than (i) standard non-disclosure agreements protecting trade secrets entered by Seller or any of its Subsidiaries into in the ordinary course of business consistent with past practice and (ii) Contracts for the license of Standard Software from a third party to Seller or any of its Subsidiaries) limit or otherwise restrict in any material respect the Business or any successor thereto or that would reasonably be expected to, after the Closing, limit or restrict in any material respect Purchaser or any of its Affiliates, from engaging or competing in any line of business, in any location or with any Person.

Section 3.08    Compliance with Applicable Laws; Licenses and Permits.
(a)    The Business is, and has at all times since January 1, 2013 been, operated in compliance in all material respects with all Applicable Laws, and to the Knowledge of Seller, Seller is not, and at no time since January 1, 2013 has, Seller been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law in connection with the Business.
(b)    The Business is, and has at all times since January 1, 2011, been, in compliance with Export and Sanctions Laws. Without limiting the foregoing:
(i)    the Business is, and has at all times since January 1, 2011, been, in possession of all export licenses, authorizations and other approvals that are required by Export and Sanctions Laws for the export of its products, services, software or technologies from the United States or other countries, as applicable;
(ii)    there are no pending or threatened claims or investigations of potential violations of Export and Sanctions Laws by the Business with respect to export or other business activity or licenses, authorizations or other approvals;
(iii)    there are no actions, conditions or circumstances pertaining to the Business’s export transactions or other business activities that may give rise to any future claims or investigations of potential violations of Export and Sanctions Laws;
(iv)    the Business is not currently the subject or target of any sanctions administered or enforced by the U.S. Government (including, without limitation, OFAC or the U.S. Department of State) or other sanctions authority in the jurisdiction where the Business operates;
(v)    the Business does not operate in any Sanctioned Country; and
(vi)    neither the Business or any officer, or, to the Business’s Knowledge, any partner, managing director or similar person with senior managerial responsibility of the Business, is a Sanctioned Person.
(c)    The Business is, and has at all times since January 1, 2011, been, in compliance with Anti-Corruption Laws. Neither the Business, nor any officers, directors, employees or Representatives of the Business, has been the subject of any investigation, litigation or disclosure to cognizant government agencies in connection with compliance with Anti-Corruption Laws, including under or in connection with the January 31, 2011 deferred prosecution agreement with the U.S. Department of Justice and related settlement with the U.S. Securities and Exchange Commission related to FCPA violations within Seller’s operations.
(d)    No agent, employee or other Person associated with or acting on behalf of the Business has, directly or indirectly:
(i)    made any unlawful contributions, gifts, entertainment, political or charitable donations, or other unlawful expenses;

(ii)     made any unlawful payment or offer to any government official or employee, political party or campaign, official of any public international organization, or official or employee of any state-owned or controlled enterprise;
(iii)    made, requested, or accepted any bribe, payoff, influence payment, kickback or other similar unlawful payment to or from any Person; or
(iv)    violated any Anti-Corruption Law.
(e)    The Business has been subject to an anti-corruption compliance program reasonably designed to detect and prevent violations of Anti-Corruption Laws.
(f)    Each of the Products has since January 1, 2013 been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.
(g)    Seller has, and at all times since January 1, 2013 has had, all consents, licenses, permits, waivers, approvals, authorizations or orders of any Governmental Authority (collectively, the “Permits”), and has made all necessary filings required under Applicable Law, necessary to operate the Business in accordance with Applicable Laws and otherwise to conduct the Business. Since January 1, 2013, Seller has not received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Section 3.08(g) of the Disclosure Schedule sets forth an accurate and complete list of all Permits necessary to conduct the Business as currently conducted by Seller and identifies any such Permits which are not transferable or assignable.
Section 3.09    Litigation.
(a)    There is no pending Proceeding pertaining to the Business or which would reasonably be expected to result in or affect any Assumed Liabilities or Purchased Assets, and (to the Knowledge of Seller), since January 1, 2013, no Person has threatened to commence any such Proceeding. To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence.
(b)    There is no order, writ, injunction, directive, restriction, judgment or decree to which Seller or any of its Subsidiaries is subject or which restricts in any material respect the ability of Seller to conduct the Business. To the Knowledge of Seller, no officer or other employee of Seller is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business.
Section 3.10    Real Property.
(a)    Section 3.10 of the Disclosure Schedule lists each parcel of real property used by the Business (together with the buildings and structures located thereon, and all associated parking areas, fixtures, fences, walls, paving, driveways, walkways, plazas, landscaping, permanently affixed utility systems and all other improvements located thereon, and all easements and other rights and interests appurtenant thereto, the “Business Real Property”). Section 3.10 of the Disclosure Schedule identifies a complete, accurate and current list of each material lease, sublease, license or other occupancy agreement or arrangement pertaining to Business Real Property (each, a “Real Property Lease”). No real property owned by Seller or any of its Subsidiaries is used by the Business.
(b)    The Business Real Property is not subject to any Liens, except for Permitted Liens. Seller has not received any written notice since January 1, 2013 of a material violation of any ordinances, codes, regulations or building, zoning or other similar laws with respect to the Business Real Property. Seller has not received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Business Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of Seller, threatened with respect to any of the Business Real Property.
Section 3.11    Purchased Assets.
(a)    Seller has good, valid and marketable title to, or, in the case of leased property and assets, has good, valid and enforceable leasehold interests in, all tangible property included in the Purchased Assets, free and clear of all Liens, other than Permitted Liens.
(b)    The Purchased Assets constitute all of the property and assets, when taken together with the rights and services to be provided pursuant to the Ancillary Agreements, necessary for the conduct of the Business as presently conducted by Seller. The Purchased Assets, together with the rights and services that are the subject of the Ancillary Agreements, are sufficient to operate the Business immediately after the Closing as the Business is presently by Seller. Upon the sale of the Purchased Assets to Purchaser pursuant to this Agreement, all of Seller’s right, title and interest in and to all Purchased Assets will pass to Purchaser on the Closing Date, free and clear of all Liens, other than Permitted Liens.
(c)    To the Seller’s Knowledge, the tangible property included in the Purchased Assets has no material defects, is in good operating condition and repair and is adequate and suitable for its present uses.
(d)    Section 3.11(d) of the Disclosure Schedule contains a materially accurate and complete list of the locations, and the quantities and values at each location, of all Inventory as of the date of the Latest Balance Sheet. Seller owns all of the Inventory. All of the Inventory reflects the normal inventory valuation policies of Seller and is valued on the Latest Balance Sheet and in Section 3.11(d) of the Disclosure Schedule at the lower of cost and market value, in accordance with GAAP consistent with past practice and reflects write-downs to realizable values in the case of items that are below standard quality or have become obsolete or unsaleable (except at prices with less than normal gross margins). To Seller’s Knowledge, all of the items of Inventory (subject to allowances for warranty claims) meet Seller’s current specifications applicable thereto. No Inventory included in the Purchased Assets is held on consignment, or is owned by Seller but held by other Persons.
Section 3.12    Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Schedule contains an accurate and complete list and description of all Third-Party Software, which list describes whether such components are used internally by Seller or any of its Affiliates or distributed or made available by or on behalf of Seller or any of its Affiliates to Third Parties as incorporated into, used to provide, or provided with the Products.
(b)    Section 3.12(b) of the Disclosure Schedule contains an accurate and complete list of (A) each item of Registered Intellectual Property included in the Seller-Owned Intellectual Property Rights, (B) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable application, registration or serial number, and (C) all material unregistered trademarks used on or in connection with the Products. Seller has provided to Purchaser true, correct and complete copies of all invention disclosures, applications, material correspondence with any Governmental Authority, and other material documents, in each case, related to the prosecution and maintenance of each such item of Registered Intellectual Property.
(c)    Seller exclusively owns all right, title and interest in and to all of the Seller-Owned Intellectual Property Rights and to all Seller Licensed Intellectual Property Rights free and clear of any Liens (other than Permitted Liens). No other Person has, or to Seller’s Knowledge, purports to have, any ownership interest in Seller-Owned Intellectual Property Rights or Seller Licensed Intellectual Property Rights. Seller is not bound to any Contract for a third party to receive royalty payments based on Seller’s, its Affiliates’ or their customers’ license, sale or use of the Products. Seller has not received any notice or claims (in writing or otherwise) challenging Seller’s ownership of any Seller-Owned Intellectual Property Rights or Seller Licensed Intellectual Property Rights or the validity or enforceability of any such Seller-Owned Intellectual Property Rights or Seller Licensed Intellectual Property Rights. Seller has not granted or agreed to grant to any other Person any exclusive rights in any Seller-Owned Intellectual Property or Seller Licensed Intellectual Property.
(d)    Seller has, and immediately after the Closing Date Purchaser shall have, all of Seller’s rights in and to the Third-Party Intellectual Property. The Seller-Owned Intellectual Property together with the Third-Party Intellectual Property constitute all of the Technology and Intellectual Property Rights that are exclusively used or held for use in, or, together with the Seller Licensed Intellectual Property, are necessary for, the conduct of the Business as currently conducted, including all Technology and Intellectual Property Rights embodied in the Products. No licensed Third-Party Intellectual Property Rights and Seller Licensed Intellectual Property Rights will cease to be valid and enforceable rights of Seller by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
(e)    With respect to the Business, neither Seller nor any Affiliate of Seller has infringed, misappropriated, interfered with or otherwise violated (collectively, “Infringed”), nor is Infringing, any Intellectual Property Right of any other Person. No claim of such Infringement has been made (in writing or otherwise) or is pending or, to the Knowledge of Seller, threatened against Seller, any Affiliate of Seller, or any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by Seller or an Affiliate of Seller for such Infringement. Notwithstanding anything to the contrary in this Agreement, except for the preceding two sentences, no provision of this Agreement shall be construed as a representation or warranty against the Business, the Products, the Purchased Assets, Seller, or Seller’s Affiliates Infringing (or having Infringed) the Intellectual Property Rights of any third party. No Seller-Owned Intellectual Property, and no Seller Licensed Intellectual Property (as used in connection with the Business or the Products), is subject to any Proceeding or outstanding order or Contract to which Seller or an Affiliate is bound that restricts in any manner the use, transfer or licensing thereof by Seller. Neither Seller nor any Affiliate of Seller has received any notice (in writing or otherwise) alleging, or otherwise has Knowledge of, the invalidity of any Seller Licensed Intellectual Property Rights or Seller-Owned Intellectual Property Rights. No Person has notified Seller or any of its Affiliates (in writing or otherwise) that it is claiming any ownership of any Seller-Owned Intellectual Property Rights or Seller Licensed Intellectual Property Rights or right to use any Seller-Owned Intellectual Property or of any Seller Licensed Intellectual Property in a manner that would Infringe any Seller-Owned Intellectual Property Rights or Seller Licensed Intellectual Property Rights, respectively.
(f)    Seller has taken all steps reasonably necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers relating to the Purchased Assets or the Business) to safeguard, maintain the confidentiality of, and otherwise protect and enforce its rights in all proprietary information that Seller or its Affiliates hold, or purport to hold, as a trade secret that is used, or held for use in connection with, the Business. Without limiting the foregoing, (i) there has been no misappropriation of any trade secrets or other material confidential that are Seller-Owned Intellectual Property, Seller Licensed Intellectual Property, or, to the Knowledge of Seller, Third-Party Intellectual Property exclusively licensed to Seller and used, or held for use in connection with, the Business by any Person; (ii) to the Knowledge of Seller, no employee, independent contractor or agent of Seller or an Affiliate of Seller has misappropriated any trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) to the Knowledge of Seller, no employee, independent contractor or agent of Seller or an Affiliate of Seller is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Seller-Owned Intellectual Property or Seller Licensed Intellectual Property.
(g)    All Seller-Owned Intellectual Property Rights that are Registered Intellectual Property are valid and enforceable. Each item of such Seller-Owned Intellectual Property Rights that is Registered Intellectual Property is in compliance with all Applicable Law, and all filings, payments, and other actions required to be made or taken to maintain such item of Seller-Owned Intellectual Property Rights in full force and effect have been made by the applicable deadline and otherwise in accordance with all Applicable Law. No application related to such Registered Intellectual Property has been abandoned, allowed to lapse, or rejected (other than in the ordinary course of prosecution). Section 3.12(g) of the Disclosure Schedule accurately identifies and describes, with respect to each item of such Registered Intellectual Property, each filing, payment, and action that must be made or taken on or before the date that is 180 days after the Closing Date in order to maintain each item of such Registered Intellectual Property in full force and effect.
(h)    Seller maintains (i) machine-readable copies of Seller Proprietary Software and the Third-Party Software used or held for use in connection with, or otherwise related to, the Business and (ii) reasonably complete technical documentation or user manuals for all releases or versions thereof currently in use by Seller, its Affiliates or their respective customers. Such machine-readable copy of Seller Proprietary Software conforms to the corresponding source code listing in all material respects.
(i)    Seller Proprietary Software, and to Seller’s Knowledge, any Third-Party Software, does not contain any virus, worm, trojan horse, or similar malicious code. No Publicly Available Software is included, incorporated or embedded in, linked to, combined or distributed with or, other than Standard Software, used in the development, maintenance, operation, delivery or provision of any Seller Proprietary Software or the Products. No source code for any Seller Proprietary Software has been delivered, licensed, or made available to any escrow agent or other Person other than those Persons listed on Section 3.12(i) of the Disclosure Schedule. Seller has no obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Seller Proprietary Software.
(j)    All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of Seller-Owned Intellectual Property have executed and are legally bound by a nondisclosure agreement applicable to Seller’s confidential information to which Seller is the beneficiary either directly or indirectly (for example, in the case of an employee of a consultant or independent contractor who has entered into such a nondisclosure agreement with Seller); and have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller complete and exclusive ownership of such Person’s contribution to all Seller-Owned Intellectual Property arising from or developed or delivered to Seller or any of its Affiliates in connection with such Person’s work for or on behalf of the Business.
(k)    No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Seller-Owned Intellectual Property used or held for use in connection with, or otherwise related to, the Business.
(l)    Neither Seller nor any Affiliate of Seller is or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller or any such Affiliate to grant or offer to any other Person any license or right to or otherwise impair Seller’s or its Affiliates’ control of any Seller-Owned Intellectual Property.
(m)    Neither the execution, delivery, or performance of this Agreement or any Ancillary Agreement, nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in, or Lien on, or the acceleration of any rights with respect to any Seller-Owned Intellectual Property, Seller Licensed Intellectual Property or Third-Party Intellectual Property, (ii) a breach of, or termination or other right arising under, any Contract required to be listed on Section 3.07(a)(v) of the Disclosure Schedule, (iii) the release, disclosure, or delivery of any Seller-Owned Intellectual Property by or to any escrow agent or other Person, or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Seller-Owned Intellectual Property. All Seller-Owned Intellectual Property will as of the Closing Date be fully transferable and licensable by Purchaser without restriction and without payment of any kind to any third party.
(n)    Seller is in compliance with, and has been in compliance with all Data Security Requirements and Seller’s own rules, policies, and procedures related to Seller’s conduct of the Business. No notices have been received by, and no claims, charges or complaints have been made against, Seller by any Person alleging a violation of any Data Security Requirements. There have not been any material incidents of data security breaches, unauthorized access or use of any of the IT Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.
(o)    None of the Seller-Owned Intellectual Property was (i) with respect to patents, conceived or first actually reduced to practice in performance of a Government Contract or any other Contract with a Governmental Authority, or (ii) with respect to “technical data” and “computer software,” as those terms are defined by FAR Parts 27 and 52 or DFARS Parts 227 and 252, funded partially or exclusively at expense of a Governmental Authority, and the Governmental Authority has only “Limited” and “Restricted” rights in such “technical data” and “computer software,” respectively. In conducting the Business, Seller has complied with all data rights marking requirements under FAR Parts 27 and 52 and/or DFARS Parts 227 and 252, in each case to the extent applicable to the Business or affecting the Purchased Assets.
Section 3.13    Significant Customers and Suppliers.
(a)    Section 3.13(a) of the Disclosure Schedule sets forth an accurate and complete breakdown of the revenues received from the 20 largest customers of the Business based on revenue for each of the calendar years 2015 and 2014 (each a “Significant Customer”). Seller has not received any written or oral notice or other communication, or any other information, expressly, indicating that any Significant

Customer may cease dealing with the Business or may otherwise reduce the volume of business transacted by such Significant Customer with the Business below historical levels. Neither Seller nor any Affiliate of Seller has any outstanding material disputes with any such customer relating to the Business or the Purchased Assets.
(b)    Section 3.13(b) of the Disclosure Schedule sets forth (i) the applicable Business Contracts and other terms and conditions relating to the 20 largest suppliers of the Business based on costs for the calendar years 2015 and 2014, and (ii) an accurate and complete list of any material sole source suppliers to the Business. Seller has made available to Purchaser the Business Contracts with respect to any such sole source supplier. Seller has not received any written or, to the Knowledge of Seller, oral notice or other communication or other information, expressly indicating that any of the suppliers listed in Section 3.13(b) of the Disclosure Schedule may cease acting as a supplier to the Business or otherwise dealing with the Business. Neither Seller nor any Affiliate of Seller has any outstanding material disputes with any such supplier relating to the Business or the Purchased Assets.
Section 3.14    Tax Matters.
(a)    There are no Liens (other than Permitted Liens) for Taxes upon any Purchased Assets.
(b)    All Tax Returns required to be filed with respect to the Purchased Assets, the Business and the Assumed Liabilities have been timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects; any and all Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid, and there are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other Actions for or relating to any Liabilities for Taxes of Seller; and Seller has not executed any waiver of any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency, in each case with respect to the Purchased Assets, the Business, or the Assumed Liabilities. No material claim has ever been made by an authority in a jurisdiction in which Seller does not file a Tax Return with respect to the Business that Seller is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.
(c)    Seller has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes in all material respects as required by Law to be deducted, withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, creditor, owner, stockholder, member or other third party, with respect to the Purchased Assets, the Business and the Assumed Liabilities, and Seller has timely and accurately complied with all reporting and record keeping requirements related thereto, including filing of Forms W–2 and 1099s (or other applicable forms) with respect to the Purchased Assets, the Business and the Assumed Liabilities.
(d)    Seller is the owner for tax purposes of all of the Purchased Assets, and none of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code or otherwise.
Section 3.15    Employees and Employee Benefit Plans.
(a)    Section 3.15(a) of the Disclosure Schedule sets forth an accurate and complete list, as of the date hereof, of the names and current annual salary rates or current hourly wages, as applicable, bonus opportunity, hire date, vacation and paid-time-off accrual, principal work location and leave status of all Business Employees and each such Business Employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. No Business Employee has informed Seller or any of its Affiliates (whether orally or in writing) of any plan to terminate employment with Seller, and, to the Knowledge of Seller, no Business Employee has any plans to terminate employment with Seller or any of its Affiliates.
(b)    Section 3.15(b) of the Disclosure Schedule sets forth an accurate and complete list of all independent contractors, consultants, agents or agency or temporary employees currently engaged by Seller or any of its Affiliates and providing services exclusively to the Business, along with the position, date of retention and rate of remuneration for each such Person. Seller and its Affiliates have properly classified the Service Providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers.
(c)    Section 3.15(c) of the Disclosure Schedule sets forth an accurate and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, severance, termination, retention, consulting, independent contractor or similar Contract and each other benefit or compensation plan, program, agreement, Contract, policy or arrangement (whether written or oral), including those providing for compensation, bonuses, commission, profit-sharing, stock option or other equity or equity-based incentives, other forms of incentive or deferred compensation, vacation and paid-time-off benefits, accident, retirement, welfare, cafeteria, flex spending, fringe benefit, insurance, health or medical benefits, life, death benefit, disability or sick leave benefits, workers’ compensation, perquisites, or retention, change in control, severance or benefits, in any case, which is sponsored, maintained, administered contributed to or required to be contributed to by Seller or any Affiliate of Seller or with respect to which Seller or any Affiliate of Seller has any Liability (actual or contingent) and that covers any current or former Service Provider or the spouses, beneficiaries or dependents thereof (collectively, the “Employee Plans”).
(d)    Each Employee Plan has been established, funded, administered and maintained in all material respects in compliance with its terms and the requirements of Applicable Law, including ERISA and the Code. Each Employee Plan that is intended to be “qualified” under Section 401(a) of the Code is so qualified, has received a current favorable determination letter or opinion letter from the Internal Revenue Service on which it can rely and, to the Knowledge of Seller, there are no facts or circumstances that are reasonably likely to adversely affect the qualified status of any such Employee Plan
(e)    No Employee Plan is, and none of Seller or its Affiliates or any of their respective ERISA Affiliates has any Liability (contingent or otherwise) under or with respect to (i) a plan that is or was at any time subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan as defined in Section 3(37) of ERISA, (iii) a plan maintained by more than one employer (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(f)    No Employee Plan provides, and neither Seller nor any of its Affiliates have any obligation to provide, post-termination or post-employment medical, life or other welfare benefits to any Service Provider (other than those required by COBRA for which the covered Person pays the full cost of coverage).
(g)    Neither the execution of this Agreement nor the consummation of the Transactions, either alone or in combination with another event (whether contingent or otherwise), would reasonably be expected to give rise directly or indirectly to the payment of any amount or benefit that could be classified as, in combination with any other payment or benefit, an “excess parachute payment” within the meaning of Section 280G(b)(2) of the Code or result in any excise taxes pursuant to Section 4999 of the Code.

Neither the Seller nor any of its Affiliates has any obligation to gross-up or indemnify any Service Provider with respect to any Tax imposed under Sections 4999 or 409A of the Code. No compensation has been or would reasonably be expected to be includable in the gross income of any Service Provider as a result of the operation of Section 409A of the Code.
(h)    Except as contemplated in Sections 6.04(d) and 6.04(f) of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event, whether contingent or otherwise, including a termination of employment or service) (i) give rise to any Liability or payment becoming due to any current or former Service Provider, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, (ii) increase any compensation or benefits otherwise payable to any current or former Service Provider or (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits.
(i)    No Proceeding, audit or investigation (including by any Governmental Authority) is pending or, to the Knowledge of Seller, threatened against, by or on behalf of any Employee Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course).
(j)    No Employee Plan is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any Service Provider who resides outside of the United States.
(k)    Seller is not and has never been a party to or subject to, and is not currently negotiating in connection with entering into, any collective bargaining agreement or similar contract with a labor union, works council or similar organization with respect to the Business Employees, and there are, and since January 1, 2013 have been, no union organization campaigns or activities in progress with respect to the Business Employees. There is, and since January 1, 2013 has been, no labor strike, picketing, lockout, labor disturbance or work stoppage pending or, to the Knowledge of Seller, threatened against Seller with respect to any current or former Business Employees. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of Seller, threatened by or on behalf of any Business Employees.
(l)    Seller and its Affiliates are in compliance with all Applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of current and former Business Employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters, in each case, with respect to the Business Employees.
(m)    Seller and its Affiliates have paid in full to the Service Providers or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Service Providers; (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of Seller, threatened before any Governmental Authority with respect to any current or former Service Providers; and (iii) neither Seller nor any of its Affiliates is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Service Providers.
(n)    Since January 1, 2011, neither Seller nor any of its Affiliates has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the WARN Act affecting any Business Employees.

Section 3.16    Environmental Matters.
(a)    No notice, notification, demand, request for information, citation, summons or order has been received, (to the Knowledge of Seller) no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of Seller, is threatened by any Governmental Authority or other Person relating to the Business and relating to or arising out of any Environmental Law;
(b)    The Business is, and has at all times since January 1, 2013 been, operated in material compliance with all Environmental Laws and all Environmental Permits, and no circumstances exist that will require any material capital expenditures to be incurred within three years of the date of this Agreement in order to ensure compliance with Environmental Laws and all Environmental Permits;
(c)    The Business is not liable for the presence or Release of any Hazardous Substances at any property currently or formerly owned or occupied by the Business or at any off-site disposal location, including any site subject to remediation or corrective action under any Environmental Law;
(d)    There are no Liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Seller, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such Liability;
(e)    Seller has not assumed any Liabilities with respect to or affecting the Business under any Environmental Law by contract or operation of law.
(f)    The Business (and the Business Real Property) is not required to participate in any form of climate change or emissions reduction, record keeping, conservation or trading scheme.
(g)    There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge pertaining to the Business or the Purchased Assets that has not been made available to Purchaser.
Section 3.17    Government Contracts and Government Contract Bids.
(a)    Since January 1, 2010, (i) no Governmental Authority nor any prime contractor or higher-tier subcontractor under a Government Contract has notified Seller in writing or, to the Knowledge of Seller, orally of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation or contract term that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of Government Contracts in the future; (ii) Seller has not received a written cure notice, show cause notice, stop work order or deficiency notice relating to Government Contracts; (iii) no Government Contract of Seller has been terminated for default or cause and Seller has not been threatened in writing with termination for default or cause that remains unresolved with respect to any Government Contract; (iv) there has not been any material withholding or setoff under any Government Contract; and (v) the execution, delivery or performance of this Agreement will not result in a material violation, breach or default under any Government Contract and will not require novation under FAR Subpart 42.12.
(b)    (i) Seller is not a party to any material outstanding claims or contract disputes relating to the Government Contracts or Government Contract Bids under the Contract Disputes Act or any other Applicable Law; and (ii) no Governmental Authority has asserted, and to the Knowledge of Seller, no

Governmental Authority has threatened to assert, a written claim against Seller for breach of contract or violation of any Applicable Laws relating to any Government Contract.
(c)    Since January 1, 2010, neither Seller nor, to the Knowledge of Seller, any of its Principals (as defined in FAR 2.101 and 52.209-5), has been debarred, suspended, or proposed for suspension or debarment, or determined by a Governmental Authority to be nonresponsible or otherwise excluded from participation in the award of any Government Contract. To the Knowledge of Seller, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against Seller or any of its Principals in connection with the performance of any Government Contract or Government Contract Bid.
(d)    Since January 1, 2010, Seller has not received any written notice of any pending or threatened investigation, prosecution or administrative proceeding related to any Government Contract or Government Contract Bid.
(e)    Since January 1, 2010, (i) Seller has not made any disclosure in writing to any Governmental Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected or alleged violation of an Applicable Law or a contract requirement by Seller or any of its Principals relating to any Government Contract or Government Contract Bid; nor, to the Knowledge of Seller, is Seller required to make any such disclosure to a Governmental Authority; and (ii) Seller has not conducted or initiated any internal investigation with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid that would reasonably be expected to require a mandatory disclosure.
(f)    Since January 1, 2010, Seller has not assigned or otherwise conveyed or transferred to any Person, any Government Contracts, or any account receivable relating thereto.
(g)    Since January 1, 2010 (i) each representation and certification made by Seller in connection with a Government Contract or Government Contract Bid was current, accurate and complete as of its effective date except for such failures to be current, accurate or complete as would not reasonably be expected to be material to Seller; and (ii) Seller is not and has not been in material breach or default of any Government Contract, and, to the Knowledge of Seller, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a material breach or default by Seller.
Section 3.18    Product Liability; Product Warranties.
(a)    All Products sold or distributed by Seller have materially complied with and are in material compliance with all Applicable Laws. Seller and its Affiliates have materially complied with their warranty obligations with respect to the Products in Contracts for the sale thereof. Section 3.18(a) of the Disclosure Schedule sets forth an accurate and complete list of the warranty costs of the Business on a quarterly basis for fiscal year 2007 through fiscal year 2015.
(b)    Neither Seller nor any Affiliate of Seller has provided a warranty, express or implied, written or oral, with respect to the Products other than pursuant to Seller’s standard terms and conditions as identified in Section 3.18(b) of the Disclosure Schedule and which have been made available to Purchaser. There are no pending or, to Seller’s Knowledge, threatened claims (other than warranty claims arising in the ordinary course of business), and neither Seller nor any Affiliate of Seller have been notified of any claims (other than the warranty claims arising in the ordinary course of business), relating to any warranty obligations, failure to meet warranties or material Product returns. There are no pending Proceedings or, to Seller’s Knowledge, threatened claims, and neither Seller nor any Affiliate of Seller has been notified of, any claims relating to Product Liabilities against or involving the Business or any Product and no such Proceedings or claims have been settled or adjudicated. There are no outstanding Liabilities for Product Liabilities with respect to any of the Products relating to any defects, deficiencies or failures of the Products.
Section 3.19    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Purchaser in connection with the Transactions.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
Section 4.01    Corporate Existence and Authorization.
(a)    Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
(b)    Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 4.02    Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the Transactions.
Section 4.03    Non-contravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any material provision of the certificate of incorporation or bylaws of Purchaser or (ii) contravene, conflict with or result in a material violation or breach of any provision of any Applicable Law.
Section 4.04    Financial Capability. On the Closing Date, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds to pay the Closing Date Payment and to perform all other obligations of Purchaser contemplated by this Agreement.
Section 4.05    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Seller or any of its Affiliates in connection with the Transactions.
ARTICLE 5.
COVENANTS OF SELLER
Section 5.01    Conduct of the Business. Seller covenants and agrees that, except as described in Section 5.01 of the Disclosure Schedule, between the date hereof and the Closing (the “Pre-Closing Period”),

Seller shall (i) conduct the Business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve intact the business organization of the Business and the Purchased Assets, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Business, to the end that the Purchased Assets, including goodwill, shall be unimpaired at the Closing. Except as described in Section 5.01 of the Disclosure Schedule, Seller covenants and agrees that, during the Pre-Closing Period, without the prior written consent of Purchaser, Seller will not:
(a)    sell, lease, transfer or otherwise dispose (other than the sale of Inventory in the ordinary course of business consistent with past practice) of the Purchased Assets or any Business Real Property or permit or allow all or any portion of any of the Purchased Assets (whether tangible or intangible) or any Business Real Property to become subject to any Lien, other than Permitted Liens or Liens that will be released at or prior to the Closing;
(b)    delay payment of any account payable or other Liability of the Business beyond its due date or the date when such Liability would otherwise have been paid in the ordinary course of business consistent with past practice;
(c)    (i) enter into any Contract that will be a Business Contract on the Closing Date, other than Contracts that do not involve payments in excess of $250,000 in any calendar year or customer or supplier contracts in the ordinary course of business; or (ii) enter into, extend, materially amend, fail to renew, cancel or terminate other than for cause any Business Contract other than Business Contracts that do not involve payments in excess of $250,000 in any calendar year or customer or supplier contracts in the ordinary course of business consistent with past practice;
(d)    (i) hire or terminate any Service Provider or (ii) increase or commit to increase any wages, salaries, incentive compensation or benefits payable to any Service Provider (except as required by any Applicable Law), or (iii) accelerate the vesting or payment of any compensation or benefits with respect to any Service Provider the payment of which would constitute an Assumed Liability;
(e)    change any method of accounting or accounting practice or policy used by or directly affecting the Business, other than such changes required by GAAP;
(f)    make, change or revoke any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case to the extent such action would adversely affect the Purchased Assets, Purchaser or the Business in a Post-Closing Tax Period;
(g)    waive, release, assign, settle or compromise any claims of Seller (to the extent affecting the Business, the Purchased Assets or the Assumed Liabilities);
(h)    materially change the amount of any insurance coverage related to the Purchased Assets or the Business;
(i)    dispose of, abandon or allow to lapse any rights in, to or for the use of any Seller-Owned Intellectual Property other than in the ordinary course of business consistent with past practice;

(j)    other than in the ordinary course of business consistent with past practice, (i) license from any Person any Intellectual Property Rights or (ii) transfer or license to any Person any rights to any Seller-Owned Intellectual Property; or
(k)    agree to take any of the actions specified in this Section 5.01, except as contemplated by this Agreement and the Ancillary Agreements.
Section 5.02    No Solicitation; Other Offers. During the Pre-Closing Period, Seller shall not, and shall cause each of its Representatives not to, directly or indirectly, (a) solicit, initiate, facilitate, support, seek, induce, entertain or encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Purchaser, (c) furnish to any Person other than Purchaser any information that Seller believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (d) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal. Seller shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, including suspending such Persons’ access to any electronic or physical data room and requesting the return of all confidential information distributed to such Persons. Seller shall promptly (and in any event within 24 hours) provide, to the extent not prohibited by the terms of any confidentiality or non-disclosure agreement in existence as of the date hereof, Purchaser with: (y) an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, or any request for information that could reasonably be expected to be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Acquisition Proposal, that is received by Seller or its Representatives from any Person, including in such description the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”), and (z) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to Seller or its Representatives or transmitted on behalf of Seller or its Representatives to the Other Interested Party or any of the Other Interested Party’s Representatives.
Section 5.03    Access to Information. During the Pre-Closing Period, Seller shall (i) give Purchaser and its Representatives reasonable access to the offices, properties, books and records of the Business, (ii) furnish to Purchaser and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct Seller employees with knowledge of the Business and counsel and financial advisors of Seller to cooperate with Purchaser in its investigation of the Business. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller.
Section 5.04    Notices of Certain Events. During the Pre-Closing Period, Seller shall promptly notify Purchaser of:
(a)    any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(b)    any notice or other communication from any Governmental Authority (i) delivered in connection with the Transactions or (ii) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained;
(c)    any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Business or the Purchased Assets, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.09 or 3.12, as the case may be, or that relate to the consummation of the Transactions;
(d)    any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement; and
(e)    any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely.
No such notice shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Article 7 has been satisfied.
Section 5.05    Insurance. For six years after the Closing Date, Seller shall continue to maintain products liability insurance with respect to Products insured as of the Closing Date providing substantially the same coverage as in effect on the date thereof and Seller shall cause Purchaser to be named as an additional insured on each such policy. Seller shall deliver to Purchaser certificates of insurance or binders reasonably satisfactory to Purchaser, issued by one or more insurance carriers reasonably satisfactory to Purchaser, evidencing fully paid and non-cancelable general liability insurance coverage with respect to claims arising out of events or occurrences on or prior to the Closing Date (whether or not reported), in amounts not less than the amounts maintained by Seller on the date of this Agreement and naming Purchaser as additional insured prior to the Closing Date.
ARTICLE 6.
ADDITIONAL COVENANTS OF THE PARTIES
Section 6.01    Commercially Reasonable Efforts.
(a)    Seller shall use commercially reasonable efforts to cause the conditions set forth in Sections 7.01 and 7.02 to be satisfied on a timely basis, and Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Sections 7.01 and 7.03 to be satisfied on a timely basis.
(b)    In furtherance of, and not in limitation of Section 6.01(a), as promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings and give all notices reasonably required to be made and given by such party in connection with the Transactions, and (ii) shall use all commercially reasonable efforts to obtain all Consents required to be obtained (pursuant to any Applicable Law, Contract, or otherwise) by such party in connection with the Transactions. Each party shall, upon request of another party and to the extent permitted by Applicable Law or applicable Contracts, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Consent obtained by it.

Section 6.02    Confidentiality; Public Announcements.
(a)    Each of the parties hereby acknowledges and agrees to continue to be bound by the Non-Disclosure and Standstill Agreement, dated September 18, 2015, by and between Behrman Capital and Seller (as amended from time to time, the “Confidentiality Agreement”) until the Closing, at which point the Confidentiality Agreement will automatically terminate.
(b)    Neither Party shall, and each Party shall cause each of its Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use the other Party’s name in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of such Party, unless required by Applicable Law.
Section 6.03    Access to Records and Personnel.
(a)    From and after the Closing until the sixth anniversary of the Closing, Seller and Purchaser shall provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting party’s sole expense, reasonable access (including using commercially reasonable efforts to give access to third parties possessing information), during normal business hours, to the other party’s Representatives and to any books, records, documents, files and correspondence in the possession or under the control of the other party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under Applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party in connection with the Transactions, (ii) for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from the Transactions, (iii) for use in any Proceeding relating to the infringement of the Intellectual Property Rights of another Person or (iv) to comply with its obligations under this Agreement; provided, however, that no party shall be required to provide access to or disclose information where such access or disclosure (y) is related to any claim against a party or such party’s Affiliates or (z) would violate any Applicable Law or Contract, or waive any attorney-client or other similar privilege, and each party may redact information regarding itself or its Affiliates or otherwise not relating to the other party and its Affiliates, and, in the event such provision of information could reasonably be expected to violate any Applicable Law or Contract or waive any attorney-client or other similar privilege, the parties shall take commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
(b)    Except as otherwise provided in this Agreement, any information owned by a party that is provided to a requesting party pursuant to this Section 6.03 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.
(c)    Except as otherwise provided herein, each party shall use commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business (the “Books and Records”) in such party’s respective possession or control for six years following the Closing Date. Following the expiration of such period, either party may destroy or otherwise dispose of any Books and Records, provided that, prior to such destruction or disposal (i) such party shall use commercially reasonable efforts to provide no less than 30 days’ prior written notice to the other party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of) and

(ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).
(d)    Without limiting the representations of Seller set forth in Article 3, no party shall have any Liability to any other party in the event that any information exchanged or provided pursuant to Section 6.03 is found to be inaccurate. No party shall have any Liability to any other party if any information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 6.03(c).
(e)    From and after the Closing until the third anniversary thereof, unless otherwise required by Applicable Law, the rules and regulations of any stock exchange or quotation services on which such party’s stock is traded or quoted or provided pursuant to Section 6.01(a) of this Agreement, each party shall hold confidentially, and shall cause its Affiliates and Representatives to hold confidentially, all information furnished or made available by a party (the “Provider”) to the other party (the “Receiver”) pursuant to this Section 6.03 and the terms of this Agreement (all such information being referred to as “Confidential Information”). The parties shall, and shall cause their Representatives to, use the Confidential Information only in connection with the performance of this Agreement or as otherwise contemplated hereby. Confidential Information furnished or made available pursuant to this Section 6.03 shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiver or its Representatives in violation of this Agreement, (ii) becomes available to the Receiver or its Representatives on a non-confidential basis from a Person other than the Provider or its Representatives who is not known by the Receiver to be bound by a confidentiality agreement with the Provider or any or its Representatives, or is not known by the Receiver to be under an obligation to the Provider or any of its Representatives not to transmit the information to the Receiver, (iii) was in the possession of the Receiver prior to disclosure by the Provider or its Representatives or (iv) is developed by the Receiver independent of any Confidential Information provided hereunder. Nothing in this Section 6.03 shall affect Purchaser’s rights in the Business following the Closing. In the event that the Receiver or any of its Representatives are required by Applicable Law or the rules and regulations of any stock exchange or quotation services on which such party’s stock is traded or quoted to disclose any Confidential Information, the Receiver shall provide the Provider with prompt notice of such request or requirement in order to enable the Provider to: (i) seek an appropriate protective order or other remedy, (ii) consult with the Receiver with respect to the Provider’s taking steps to resist or narrow the scope of such request or legal process or (iii) waive compliance, in whole or in part, with the terms of this Section 6.03(e). In the event that such protective order or other remedy is not obtained, or the Provider waives compliance, in whole or in part, with the terms of this Section 6.03(e), the Receiver or its Representative, as the case may be, shall use commercially reasonable efforts to disclose only that portion of the Confidential Information that the Receiver is advised in writing by its legal counsel is legally required to be disclosed and to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.
(f)    Nothing in this Section 6.03 shall require any party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information or of customer information; provided, however, that in the event that any party is required under this Section 6.03 to disclose any such information, that party shall provide notice of the basis for any such potential violation and use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

Section 6.04    Employee Matters.
(a)    No earlier than five days prior to the Closing and no later than two days prior to the Closing, Seller shall update the information provided in Section 3.15(a) of the Disclosure Schedule with information current as of such date.
(b)    Subject to satisfaction of Purchaser’s standard employment qualifications, including, without limitation, verification of eligibility for employment, no later than five Business Days after the date of this Agreement (the “Offer Date”), Purchaser or an Affiliate of Purchaser shall extend offers of Comparable Employment, to be effective as of the Closing Date, to all Business Employees who are actively employed by Seller or an Affiliate thereof as of the Offer Date and not absent on any type of leave or disability (any such employees on leave or disability, the “Leave Employees”). Purchaser or an Affiliate of Purchaser shall extend offers of Comparable Employment to such Leave Employees as of the date on which such Leave Employee is able to return to active employment and presents himself or herself to Purchaser for active employment; provided that such Leave Employee presents himself or herself to Purchaser for active employment no later than one year following the date on which such leave commenced. Notwithstanding the foregoing, the Leave Employees shall remain employees of Seller and its Affiliates and shall be provided all required insurance and other benefits by Seller and its Affiliates unless and until such employees return to active employment with Purchaser following the Closing (the date on which any such Leave Employee returns to active employment with Purchaser, the “Leave Employee Start Date”) or terminate employment with Seller and its Affiliates. Employees who accept Comparable Employment with Purchaser or its Affiliates and who commence employment with Purchaser or an Affiliate of Purchaser shall be referred to as “Transferred Employees” effective as of (i) for Business Employees who are actively employed as of the Closing, immediately following the Closing, and (ii) for Leave Employees, upon the applicable Leave Employee Start Date (the date on which any such Business Employee or Leave Employee commences employment with Purchaser or an Affiliate thereof, the “Transfer Date”). During the period commencing on the Closing Date and ending on December 31, 2016, Purchaser shall (or shall cause its Affiliates to) provide each Transferred Employee with Comparable Employment. Seller shall cooperate with and use its best efforts to make its employees reasonably accessible to Purchaser and to assist Purchaser in its efforts to secure satisfactory employment arrangements with the Business Employees. Seller shall terminate (or shall cause its Affiliates to terminate) for all purposes (including under all Employee Plans) the employment of all Business Employees who agree to become Transferred Employees, effective immediately prior to the Closing (or, if later, the applicable Transfer Date).
(c)    With respect to Transferred Employees, Purchaser or its Affiliates shall (i) recognize, for purposes of determining eligibility and participation under all plans and programs maintained by Purchaser or its Affiliates that provide employee benefits to the Transferred Employees following the applicable Transfer Date (the “Purchaser Plans”), service with Seller and its Affiliates prior to the Transfer Date to the extent such service was recognized under the corresponding Employee Plan covering such Transferred Employees prior to the Transfer Date (except to the extent such recognition would result in a duplication of benefits), (ii) use commercially reasonable efforts to waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all Purchaser Plans providing employee health and other welfare benefits, except to the extent such pre-existing condition, exclusion, requirement or waiting period was satisfied or would not have applied to such individual under the corresponding Employee Plan covering such Transferred Employees prior to the Transfer Date, and (iii) provide full credit for any co-payments, deductibles or eligible expenses made or incurred prior to the Transfer Date for the plan year in which the Closing Date occurs (to the extent such credit would have been given under comparable Employee Plans prior to the Closing).

(d)    Subject to the acceptance of employment with Purchaser by a Transferred Employee and the execution of a release in favor of Seller, upon the expiration of any statutory revocation period with respect to such release, Seller shall pay to each such Transferred Employee who participated in Seller’s Incentive Bonus Plan as of immediately prior to the Closing Date the pro-rata portion of such Transferred Employee’s target bonus opportunity for the performance period under such Incentive Bonus Plan in which the Closing Date occurs, determined by multiplying such Transferred Employee’s target bonus for the performance period in which the Closing Date occurs by a fraction, the numerator of which equals the number of days that have elapsed between the beginning of the performance period and the Closing Date, and the denominator of which equals 366. On the Closing Date Seller shall provide Purchaser with a list of the pro-rata bonuses paid or to be paid, as applicable, to the Transferred Employees pursuant to this Section 6.04(d).
(e)    Purchaser and Seller intend that the transactions contemplated hereby shall not result in a severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated by this Agreement for purposes of any severance or termination benefit.
(f)    Upon each Transferred Employee’s termination of employment in accordance with Section 6.04(a), Seller shall pay to such Transferred Employee the full balance of his or her accrued vacation as of such termination date.
(g)    Seller shall retain and be solely responsible for all Liabilities, including with respect to any “qualifying event” (as defined under COBRA), under COBRA incurred by Seller or any of its Affiliates on or prior to the Closing Date or arising as a result of the Transactions, and any Liabilities under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.
(h)    Seller shall be solely responsible for complying with the WARN Act and any and all obligations under other Applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to Business Employees as a result of any action by Seller and its Affiliates on or prior to the Closing Date, or following the Closing with respect to any Business Employee who does not become a Transferred Employee for any reason. On the Closing Date, Seller shall notify Purchaser of any terminations or layoffs of any Business Employees during the 90-day period prior to the Closing.
(i)    The parties acknowledge and agree that all provisions contained in this Section 6.04 are included for the sole benefit of the respective parties and shall not create any right or remedy (including any third-party beneficiary rights) in any other Person, including any employees or former employees or other service providers of the Business, any participant in any Employee Plan or any beneficiary thereof or any Transferred Employee. Nothing in this Section 6.04 shall be construed as any right to continued employment, or any particular term or condition of employment, of any Person with Seller or Purchaser (or any of their respective Affiliates), nor shall any provision of this Section 6.04 require Purchaser or any of its Affiliates to continue, terminate or amend or modify any employee benefit plan on or after the Closing Date for Transferred Employees. Nothing in this Section 6.04 shall (i) restrict the right of Purchaser or any of its Affiliates to terminate the employment of any Person (including any Transferred Employee) at any time and for any or no reason, (ii) constitute or be construed as an amendment, termination or other modification of any benefit or compensation plan, program, policy, agreement or arrangement, or (iii) prevent Purchaser or any of its Affiliates from amending, modifying or terminating any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with its terms and Applicable Law.

Section 6.05    Non-Compete; Non-Solicit.
(a)    As a material inducement and consideration for Purchaser to enter into this Agreement, during the period beginning on the Closing Date and ending on the five-year anniversary thereof, Seller shall not, and shall cause its Subsidiaries not to, without the prior written consent of Purchaser, (i) engage, directly or indirectly, in any activities that compete with the Business anywhere in the world, or (ii) have an interest in any Person that competes, directly or indirectly, with the Business anywhere in the world in any capacity, including as a partner, shareholder, member, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Business and customers or suppliers of Business. Neither Seller nor any of its Subsidiaries shall be precluded from engaging in the Retained Business. “Retained Business” shall mean any business as conducted by Seller or any of its Subsidiaries as of the date of this Agreement other than the Business.
(b)    For a period of two years from the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit to hire as an employee or engage as a consultant or hire as an employee or engage as a consultant any Transferred Employee; provided that Seller shall not be precluded from (x) soliciting or hiring any such employee whose employment was terminated by Purchaser or any of its Affiliates prior to such Seller solicitation or (y) soliciting, but not hiring, any such employee pursuant to a general or public solicitation not targeted at such Person.
(c)    For the avoidance of doubt, the restrictions contained in this Section 6.05 shall not apply to any Person that acquires Seller or such Person’s Affiliates, except that the restrictions contained in this Section 6.05 shall continue to apply to Seller and its current and future Subsidiaries in accordance with the terms hereof.
Section 6.06    Certain Tax Matters.
(a)    Transfer Taxes. Transfer Taxes shall be borne by Seller. For purposes of this Agreement, the term “Transfer Taxes” shall mean all transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with or attributable to this Agreement and the Transactions.
(b)    Allocation of Property Taxes. To the extent not otherwise provided in this Agreement, Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period. All Property Taxes (for the avoidance of doubt, other than Transfer Taxes) levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between Purchaser and Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.06(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. In the event that Purchaser or Seller makes any payment for which it is entitled to reimbursement under this Section 6.06(b), the applicable party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
(c)    Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the filing of all Tax Returns by Purchaser or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for the applicable statute of limitations.
(d)    Notice of Pending or Threatened Audits or Assessments. Seller shall promptly notify Purchaser in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a Lien on the Purchased Assets or the Business.
(e)    Treatment of Indemnification Payments. Any payments made to any party pursuant to Article 9 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Purchaser and Seller on their Tax Returns to the extent permitted by law.
(f)    Inventory. Purchaser hereby agrees to sell the Inventory in the normal course of business.
Section 6.07    Wrong Pockets.
(a)    If and to the extent that it is determined after Closing that legal title to or beneficial or other interest in all or part of any Excluded Assets have been transferred to Purchaser, Purchaser shall, promptly upon the reasonable request of Seller, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring such assets (or part thereof) or the relevant interests in them back to Seller, (ii) complete all such further acts or things as Seller may reasonably direct in order to transfer such assets or the relevant interests in them back to Seller, and (iii) hold the asset (or part thereof), or relevant interest in the asset, on trust for Seller (to the extent permitted by Applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the asset back to Seller.
(b)    If and to the extent that it is determined after Closing that legal title to or beneficial or other interest in all or part of any Purchased Assets have not been transferred to Purchaser, Seller shall, promptly upon the reasonable request of Purchaser, (i) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring such assets (or part thereof) or the relevant interests in them to Purchaser, (ii) complete all such further acts or things as Purchaser may reasonably direct in order to transfer such assets or the relevant interests in them to Purchaser, and (iii) hold the asset (or part thereof), or relevant interest in the asset, on trust for Purchaser (to the extent permitted by Applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the asset to Purchaser.
Section 6.08    Shared Contracts. Seller agrees to use commercially reasonable efforts to seek the consent, if requested by Purchaser, of the counterparty to any Contract which is used in the Business but is not included within Purchased Assets to partially assign or otherwise separate for the benefit of Purchaser the portion of such Contract relating to the Business. Seller will use commercially reasonable efforts to identify such Contracts to Purchaser as soon as practicable following the execution of this Agreement.

Section 6.09    Collection of Accounts Receivable. Seller agrees that it shall forward to Purchaser promptly (and in any event within 30 days after the end of each month) any monies, checks or instruments received by Seller after the Closing Date in respect of any Purchased Asset. Seller shall provide to Purchaser such reasonable assistance as Purchaser may request with respect to the collection of any accounts receivable included in the Purchased Assets. Seller hereby grants to Purchaser a power of attorney to endorse and cash any checks or instruments payable or endorsed to Seller or its order which are received by Purchaser and which relate to any Purchased Asset.
Section 6.10    State Department Notification. Purchaser and Seller shall each deliver notice of the Transactions to the Directorate of Defense Trade Controls of the U.S. Department of State within five days after the Closing Date.
Section 6.11    Updated Financial Statements. No later than April 14, 2016, Seller shall provide Purchaser with (i) a statement setting forth the summary balance sheet of the Business as of March 31, 2016 and (ii) a statement setting forth the related profit and loss statement for the three months ended March 31, 2016 (the “Interim Financial Statements”).
ARTICLE 7.
CONDITIONS TO CLOSING
Section 7.01    Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Transactions are subject to the satisfaction of the following conditions:
(a)    Governmental Approvals. All notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any Applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions shall have been made or obtained.
(b)    No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Transactions on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Transactions that makes consummation of the Transactions illegal.
Section 7.02    Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following further conditions:
(a)    Representations and Warranties. Each of (i) the representations and warranties of Seller set forth in Sections 3.01, 3.11(a) and 3.19 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date and (ii) the other representations and warranties made by Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), in the case of this clause “(ii)”, without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b)    Covenants. Each of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)    Consents. Each of the Consents set forth in Schedule 7.02(c) shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect.
(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or still be occurring any Material Adverse Effect.
(e)    Executed Agreements and Certificates. Purchaser shall have received the agreements and documents from Seller set forth in Section 2.04, each of which shall be in full force and effect.
(f)    Key Employee Offer Letters. The Offer Letters executed by each of the Key Employees shall be in full force and effect, and no Key Employee shall have evidenced any intention to terminate employment with Purchaser following the Closing.
(g)    Employees. As of immediately prior to the Closing, at least 80% of the Business Employees other than the Key Employees shall have accepted Purchaser’s offer to become an employee of Purchaser immediately following the Closing and shall not have evidenced any intention to terminate their employment with Purchaser following the Closing.
(h)    Transfer of Export Licenses. Purchaser shall have received from Seller evidence that Seller has received approval from the Bureau of Industry and Security of the U.S. Department of Commerce to transfer the export licenses set forth on Schedule 7.02(h) from Seller to Purchaser.
(i)    Termination of Technical Assistance Agreements. Purchaser shall have received from Seller evidence that Seller has notified the Directorate of Defense Trade Controls of the U.S. Department of State of the termination of the Technical Assistance Agreements set forth on Schedule 7.02(i).
(j)    FIRPTA. Purchaser shall have received from Seller all necessary forms and certificates complying with Applicable Law, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.
(k)    Litigation. There shall not have been commenced by or before any Governmental Authority and still be pending any Proceeding that seeks to prevent (i) the consummation of the Transactions on the terms, or (ii) the transfer to Purchaser all of the respective rights and benefits, contemplated herein.
Section 7.03    Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the satisfaction of the following further conditions:
(a)    Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement (i) shall have been accurate in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (ii) shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties.

(b)    Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)    Executed Agreements and Certificates. Seller shall have received the agreements and documents from Purchaser set forth in Section 2.03, each of which shall be in full force and effect.
ARTICLE 8.
TERMINATION
Section 8.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:
(a)    by mutual written agreement of Seller and Purchaser;
(b)    by either Seller or Purchaser, if the Closing has not occurred on or before May 20, 2016 (the “End Date”); provided, further, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose willful or intentional material breach of any provision of this Agreement results in the failure of the Closing to occur by such time;
(c)    by either Purchaser or Seller, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transactions;
(d)    by Purchaser, if (i) any representation or warranty of Seller contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.02(a) would not be satisfied or (ii) the covenants or obligations of Seller contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 7.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Seller during the 30-day period after Purchaser notifies Seller in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then Seller shall have the right to cure such innacuracy or breach and Purchaser shall not have the right to terminate this Agreement under this Section 8.01(d) as a result of such inaccuracy or breach unless such inaccurancy or breach remains uncured as of the expiration of the Seller Cure Period; or
(e)    by Seller, if (i) any representation or warranty of Purchaser contained in this Agreement shall be inaccurate such that the condition set forth in Section 7.03(a) would not be satisfied or (ii) the covenants or obligations of Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 7.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Purchaser during the 30-day period after Seller notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then Purchaser shall have the right to cure such innacuracy or breach and Seller shall not have the right to terminate this Agreement under this Section 8.01(e) as a result of such inaccuracy or breach unless such inaccurancy or breach remains uncured as of the expiration of the Purchaser Cure Period.
The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 8.02    Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without Liability of any party (or any Representative, stockholder or Affiliate of such party) to the other party hereto; provided that: (i) no party shall be relieved of any obligation or Liability arising from any prior material breach by such party of any provision of this Agreement and (iii) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.02 and Article 10, which shall survive any termination of this Agreement.
ARTICLE 9.
INDEMNIFICATION
Section 9.01    Survival of Representations, Etc.
(a)    The representations and warranties made by Seller or Purchaser in this Agreement shall survive the Closing until the date that is 12 months following the Closing Date; provided, however, that (i) the representations and warranties of Seller set forth in Sections 3.01, 3.11(a), 3.14 and 3.19 shall survive until the date that is 60 days after the end of the applicable statute of limitations (the representations and warranties in clause (i) herein referred to collectively, as the “Seller Fundamental Representations”); (ii) the representations and warranties of Seller set forth in Section 3.11(b) shall survive until July 31, 2017; and (iii) the representations and warranties of Purchaser set forth in Section 4.01 shall survive until the date that is 60 days after the end of the applicable statute of limitations. Notwithstanding the foregoing, if at any time prior to the expiration of the applicable survival period, a party delivers to the other a written notice alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Section 9.02 or 9.03 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
(b)    The representations, warranties, covenants and obligations of Seller, and the rights and remedies that may be exercised by the Purchaser Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished or made available to, or any investigation made by or knowledge of, any of the Purchaser Indemnified Parties or any of their Representatives other than to the extent such information is expressly set forth in the Disclosure Schedule.
(c)    For purposes of this Agreement, the representations and warranties made by Seller shall be deemed to be qualified by the information set forth in the Disclosure Schedule; provided, however, for purposes of clarity that no information or statement set forth in the Disclosure Schedule shall be deemed to expand or enlarge any representation or warranty made by Seller and set forth in this Agreement.
Section 9.02    Indemnification Obligations of Seller. From and after the Closing, Seller shall hold harmless and indemnify each of the Purchaser Indemnified Parties from and against, and shall compensate and reimburse each of the Purchaser Indemnified Parties for, any Damages which are suffered or incurred by any of the Purchaser Indemnified Parties or to which any of the Purchaser Indemnified Parties may otherwise become subject (regardless of whether or not such Damages relate to any third‑party claim) and which arise from or as a result of, or are connected with:
(a)    any inaccuracy in or breach of any representation or warranty of Seller as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);
(b)    any inaccuracy in or breach of any representation or warranty of Seller as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);
(c)    any breach of any covenant or obligation of Seller set forth in this Agreement;
(d)    any claim instituted or asserted by the Landlord or any successor thereto arising out of, related to or in connection with the operation or ownership of the Business or the Purchased Assets prior to the Closing, including any claim arising out of, related to or in connection with (i) the use, generation or disposal of any Hazardous Substances prior to the Closing, whether related to a violation of Applicable Law, under the Lease or otherwise, including any obligations in respect of the clean up or remediation of any Hazardous Substances, or (ii) any obligation to restore the Premises from any condition or to remove any Alterations (as defined in the Lease), in each case, existing as of the Closing, whether under Paragraph 11(a) or 13(h) of the Lease or otherwise, including (A) the Alterations and restoration work described in Section 2 of Exhibit A of the Assumption of Lease, but excluding (B) (x) the Alterations and restoration work described in Section 1 of Exhibit A of the Assumption of Lease and (y) any conditions or Alterations created or made by Purchaser or any of its Affiliates following the Closing; and
(e)    the Excluded Liabilities.
Section 9.03    Indemnification Obligations of Purchaser. From and after the Closing, Purchaser shall hold harmless and indemnify each of the Seller Indemnified Parties from and against, and shall compensate and reimburse each of the Seller Indemnified Parties for, any Damages which are suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Damages relate to any third‑party claim) and which arise from or as a result of, or are connected with:
(a)    any inaccuracy in or breach of any representation or warranty of Purchaser as of the date of this Agreement (without giving effect to any materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);
(b)    any inaccuracy in or breach of any representation or warranty of Purchaser as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);
(c)    any breach of any covenant or obligation of Purchaser in this Agreement;
(d)    any claim instituted or asserted by the Landlord or any successor thereto arising out of, related to or in connection with the operation or ownership of the Business or the Purchased Assets by Purchaser or any of its Affiliates at the Premises following the Closing, including any claim arising out of, related to or in connection with (i) the use, generation or disposal of any Hazardous Substances by Purchaser or any of its Affiliates following the Closing, whether related to a violation of Applicable Law, under the Lease or otherwise, including any obligations in respect of the clean up or remediation of any Hazardous Substances used, generated or disposed by Purchaser or any of its Affiliates at the Premises following the Closing, or (ii) any obligation to restore the Premises from any condition or to remove any Alterations (as defined in the Lease), in each case, created or made by Purchaser or any of its Affiliates following the Closing, whether under Paragraph 11(a) or 13(h) of the Lease or otherwise, including the Alterations and restoration work described in Section 1 of Exhibit A of the Assumption of Lease; and
(e)    the Assumed Liabilities.
Section 9.04    Limitations.
(a)    Subject to Section 9.04(c), (i) Seller shall not be required to make any indemnification payment pursuant to Section 9.02(a) or 9.02(b) until such time as the aggregate amount of Damages incurred by the Purchaser Indemnified Parties and (subject to clause (ii) of this paragraph (a)) indemnifiable hereunder exceeds an amount equal to $210,000 (the “Deductible”) (it being understood that if the total amount of such Damages exceeds the Deductible, then the Purchaser Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed only for such Damages that are in excess of the Deductible), and (ii) the Purchaser Indemnified Parties shall not be entitled to indemnification for any claim pursuant to Section 9.02(a) or 9.02(b) unless the total amount of all Damages relating to such individual claim or series of related claims arising out of the same or substantially similar facts and circumstances is at least $5,000 (for purposes of clarity, in the event any indemnifiable damages arising from such particular facts or circumstances equal or exceed $5,000, the Purchaser Indemnified Parties shall be entitled to indemnification for the full amount of such Damages (subject to clause (i) of this paragraph (a)) arising from such claim.
(b)    Subject to Section 9.04(c), the maximum liability of Seller under Sections 9.02(a) and 9.02(b) shall be equal to $2,200,000.
(c)    The limitations set forth in Section 9.04(a) and 9.04(b) shall not apply to any claim for indemnification made pursuant to Section 9.02(a) or 9.02(b), in each case, to the extent such claim arises from or is a result of (i) any breach of a Seller Fundamental Representation or (ii) any fraud or intentional breach by Seller or any of its Representatives (regardless of whether such actions have been authorized) of any representation or warranty made by Seller in this Agreement.
(d)    Notwithstanding anything to the contrary contained in this Agreement, absent fraud or intentional misrepresentation, Seller shall not have any liability for Damages pursuant to Section 9.02(a) or 9.02(b) in excess of the amounts actually received by Seller from Purchaser pursuant to this Agreement.
(e)    The amount of any Damages for which indemnification is provided for under this Agreement shall be reduced by any insurance proceeds or other amounts actually recovered (net of all deductibles, co-payments, retro-premium obligations and premium increases attributable thereto and all costs of collection of any such insurance proceeds) by the Indemnified Party with respect to such Damages. To the extent such proceeds or amounts are recovered or realized after an Indemnifying Party makes an indemnification payment hereunder with respect to such Damages, the Indemnified Party shall promptly remit such amounts to the Indemnifying Party. Each Indemnified Party shall use commercially reasonable efforts to mitigate all Damages; provided, however, that no Indemnified Party shall be required to make or pursue any claims for insurance and/or other payments available from third parties with respect to Damages for which it seeks indemnification hereunder.
(f)    Except in the case of fraud or willful or intentional misrepresentation, the indemnification provisions contained in this Article 9 are intended to provide the sole and exclusive remedy following the Closing as to all Damages any Indemnified Party may incur arising from or relating to this Agreement or the Transactions (it being understood that nothing in this Section 9.04(f) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing.
Section 9.05    Claims and Procedures.
(a)    If at any time prior to the expiration of the applicable survival period set forth in Section 9.01(a), Purchaser or Seller, as applicable, determines in good faith that a Purchaser Indemnified Party or Seller Indemnified Party, as applicable, has a bona fide claim for indemnification pursuant to this Article 9, Purchaser or Seller, as applicable, may deliver to the party obligated to indemnify under this Article 9, whether Purchaser or Seller, as applicable (the “Indemnifying Party”), a certificate signed by any officer of the Indemnified Party (any certificate delivered in accordance with the provisions of this Section 9.05(a) an “Officer’s Claim Certificate”):
(i)    stating that an Indemnified Party has a claim for indemnification pursuant to this Article 9;
(ii)    to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Indemnified Party claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and
(iii)    specifying in reasonable detail (based upon the information then possessed by Purchaser) the material facts known to the Indemnified Party giving rise to such claim.
No delay in providing such Officer’s Claim Certificate prior to the applicable survival period set forth in Section 9.01(a) shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.
(b)    At the time of delivery of any Officer’s Claim Certificate by Purchaser to Seller, a duplicate copy of such Officer’s Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Purchaser (on behalf of itself or any other Indemnified Party) if any funds remain in the Escrow Fund.
(c)    If the Indemnifying Party in good faith objects to any claim made in any Officer’s Claim Certificate, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to Purchaser or Seller, as applicable, during the 45-day period commencing upon receipt by the Indemnifying Party of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Officer’s Claim Certificate. If the Indemnifying Party does not deliver a Claim Dispute Notice prior to the expiration of such 45-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in the Indemnified Party’s favor for purposes of this Article 9 on the terms set forth in the Officer’s Claim Certificate and, (ii) in the case of a Purchaser Indemnified Party, if cash remains in the Escrow Fund, then Purchaser may direct the Escrow Agent to deliver cash from the Escrow Fund to Purchaser in accordance with this Section 9.05.
(d)    If the Indemnifying Party delivers a Claim Dispute Notice, then Purchaser and Seller shall attempt in good faith to resolve any such objections raised by the Indemnifying Party in such Claim Dispute Notice. If Purchaser and Seller agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Purchaser and Seller shall be prepared and signed by both parties and, in the case of a claim by a Purchaser Indemnified Party, if cash remains in the Escrow Fund, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the Escrow Fund in accordance with the terms of such memorandum.
(e)    If no such resolution can be reached during the 45-day period following Purchaser’s or Seller’s, as applicable, receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Purchaser or Seller may bring suit to resolve the objection in accordance with Sections 10.06, 10.07 and 10.08. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon Purchaser and Seller and, in the case of a claim by a Purchaser Indemnified Party, Purchaser and Seller shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
Section 9.06    Defense of Third-Party Claims. In the event of the assertion of any Third-Party Claim against an Indemnified Party, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim, including, if known, the amount, or if reasonably estimable, the estimated amount, of the Damages related thereto (a “Third-Party Notice”) and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 9 (except to the extent such failure materially prejudices the defense of such Proceeding).
(a)    In the case of a Third-Party Claim arising from an Excluded Liability, the Indemnifying Party shall promptly, and in any event within 30 days after receiving a Third-Party Notice, assume the defense of such Third-Party Claim at its own cost and through counsel of its choosing. In the case of a Third-Party Claim not arising from an Excluded Liability, the Indemnifying Party shall have the right, upon notice to the Indemnified Party within 30 days after receiving a Third-Party Notice, to assume and control the defense of such Third-Party Claim at its own cost and through counsel of its choosing.
(b)    Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume or control the defense of any Third-Party Claim unless the Indemnifying Party acknowledges to the Indemnified Party in writing that it will, conditioned upon its assumption or control of such Third-Party Claim, indemnify the Indemnified Party in accordance with the provisions of this Agreement for such Third-Party Claim; provided, however, that the Indemnifying Party shall not have the right to assume and control the defense of any Third-Party Claim if: (i) such Third-Party Claim involves criminal allegations with respect to the Business or any Purchaser Indemnified Party, (ii) outside counsel advises the Indemnified Party that there are conflicts of interest between the Indemnifying Party and the Indemnified Party with respect to the Third-Party Claim that cannot be waived, (iii) such Third-Party Claim seeks relief other than monetary damages (except where any non-monetary relief being sought is merely incidental to a primary claim for monetary damages or would not reasonably be expected to affect the Business) and/or (iv) such Third-Party Claim (A) alleges a violation of Applicable Law with respect to the Business, (B) is instituted or asserted by (i) a Governmental Authority (ii) a Significant Customer or (iii) the Landlord or any successor thereto with respect to the use, generation or disposal of any Hazardous Substances or the clean up or remediation of any Hazardous Substances, or (C) involves any Seller-Owned Intellectual Property Rights.
(c)    In the event that the Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party shall have the right to compromise and settle all indemnifiable matters related to Third-Party Claims which are susceptible to being settled, except to the extent that (i) such settlement would involve relief other than monetary damages (or would involve monetary relief in excess of the limits of indemnification set forth herein), or (ii) such settlement does not include an unconditional release in favor of the Indemnified Party from all liability in respect of such claim. The Indemnifying Party shall from time to time apprise the Indemnified Party of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action and shall furnish the Indemnified Party with such documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Party may reasonably request.
(d)    The Indemnified Party shall not admit any liability to any third party in connection with any matter which is the subject of a Third-Party Notice and shall cooperate in good faith as may reasonably be requested by the Indemnifying Party in the defense of such claim at the expense of the Indemnifying Party.
(e)    The Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel.
(f)    If no notice of intent to defend is given by the Indemnifying Party within such 30-day period in accordance with Section 9.06(a), the Indemnifying Party shall cooperate in good faith to make available to the Indemnified Party any documents and materials in its possession or control that may be reasonably requested and (ii) the Indemnified Party shall, have the right to compromise or settle such Third-Party Claim with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
Section 9.07    Exercise of Remedies by Indemnified Parties Other Than Purchaser or Seller. No Purchaser Indemnified Party (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy. No Seller Indemnified Party (other than Seller or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Seller (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
ARTICLE 10.
MISCELLANEOUS
Section 10.01    Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) in the case of notices delivered by Purchaser or Seller in connection with Section 5.01, on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:
if to Purchaser, to:
Data Device Corporation
105 Wilbur Place
Bohemia, New York 11716
Attention: Vincent Buffa, President

Facsimile No.: (631) 563-5204
Email: vbuffa@ddc-web.com
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Luke J. Bergstrom
Facsimile No.: (650) 463-2600
Email: luke.bergstrom@lw.com
if to Seller, to:
Maxwell Technologies, Inc.
3888 Calle Fortunada
San Diego, CA 92123
Attention: Emily Lough, Corporate Counsel
Facsimile No.: (866) 636-6819
Email: elough@maxwell.com
with a copy to (which shall not constitute notice):
Gunderson Dettmer Stough Velleneuve Franklin & Hachigan, LLP
3570 Carmel Mountain Road, Suite 200
San Diego, CA 92130
Attention: Jeffrey P. Higgins
Facsimile No.: (877) 881-6852
Email: jhiggins@gunder.com
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.
Section 10.01    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.
Section 10.02    Entire Agreement; Severability; Amendments and Waivers.
(a)    This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
(b)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(c)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
(d)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 10.03    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transactions, shall be paid by the party incurring such cost or expense.
Section 10.04    Binding Effect; Benefit; Assignment.
(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Purchaser.
Section 10.05    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute hereunder), without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
Section 10.06    Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.
Section 10.07    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.08    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 10.09    Further Assurances; Further Cooperation. Subject to the terms and conditions hereof, each of the parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Seller and Purchaser, to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable Law. From time to time, whether at or after the Closing, Seller shall, and shall cause its Subsidiaries to, execute and deliver such further instruments of conveyance, transfer and assignment and take such other action, at Purchaser’s sole expense, as Purchaser may reasonably require to more effectively convey and transfer to Purchaser any of the Purchased Assets including documentation necessary to permit Purchaser to record the transfer of the Seller-Owned Intellectual Property with the United States Patent and Trademark Office or a corresponding office in a foreign country, and Purchaser will execute and deliver such further instruments and take such other action, at Seller’s sole expense, as Seller may reasonably require to more effectively assume the Assumed Liabilities. Upon reasonable request and during normal business hours, Purchaser and Seller shall cooperate with each other, and shall cause their respective Representatives and Subsidiaries to cooperate with each other, after the Closing to ensure the orderly transition of the Purchased Assets and Assumed Liabilities to Purchaser and to minimize any disruption to the businesses of Seller and Purchaser that might result from the Transactions.
Section 10.10    Non-Recourse. All actions, suits, claims and proceedings at law or in equity, or arbitration or administrative or other proceedings by or before any Governmental Authority (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto.  No Person who is not a named party to this Agreement, including without limitation any Affiliate or other Representative of any named party to this Agreement or any of Purchaser’s financing sources (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such Liabilities against any such Non-Party Affiliates.  In the event that any provision of this Agreement provides that a party hereto shall cause its

Affiliates and/or Representatives to take any action (or refrain from taking any action) or otherwise purports to be binding on such party’s Affiliates and/or Representatives, such party shall be liable for any breach of such provision by any such Affiliate or Representative.
Section 10.11    Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

MAXWELL TECHNOLOGIES, INC.
By:	____/s/ Franz Fink______________
	Name:	Franz Fink
	Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

DATA DEVICE CORPORATION
By:	___/s/ Vincent Buffa____________
	Name:	Vincent Buffa
	Title:	President

[Signature Page to Asset Purchase Agreement]